Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Confidential	Execution Version

FUEL SUPPLY AGREEMENT

dated December 2, 2021

by and between

GEVO, INC.

and

KOLMAR AMERICAS, INC.

i

Attachments

Attachment A	Renewable Isooctane Specifications

Attachment B	SAF Quality Control & Fueling Safety Standards

Attachment C	Renewable Gasoline Specifications

Attachment D	Alternative Receipt Points

FUEL SUPPLY AGREEMENT

This FUEL SUPPLY AGREEMENT (this “Agreement”) is made this 2nd day of December 2021 (“Execution Date”) by and between GEVO, INC., a Delaware corporation having its principal office at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 (“Gevo”) and KOLMAR AMERICAS, INC., a Delaware corporation having its principal office at 10 Middle Street, Penthouse, Bridgeport, Connecticut (“Kolmar”). Gevo and Kolmar may be referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

A.         Kolmar is engaged in the distribution of alternative specially adapted fuels and seeks a supply of Renewable Hydrocarbons (as defined below);

B.         Gevo is developing a new project referred to as ‘Net-Zero 2’ at a location to be determined and mutually agreed upon that is expected to be capable of producing up to 45 million Gallons per year of Renewable Hydrocarbons (the “Facility”);

C.         To accomplish an optimized and efficient marketing of such Renewable Hydrocarbons and associated Environmental Attributes (as defined below) for the ultimate benefit of Gevo, it is necessary for Kolmar to receive from Gevo title to such Renewable Hydrocarbons and Environmental Attributes; and

D.         Assuming that Gevo is able to so develop or acquire the Facility, Gevo desires to supply Renewable Hydrocarbons and Environmental Attributes to Kolmar for Kolmar to provide a conduit to the market for such products, clear the Facility’s production, and optimize the value received for the sale of such Renewable Hydrocarbons and Environmental Attributes, all pursuant to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement and the mutual benefits to be derived by the Parties, Gevo and Kolmar agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    Definitions. Except where otherwise indicated, capitalized terms used in this Agreement shall have the definitions set forth in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such Person

“Agreement” has the meaning set forth in the Preamble, and consists of (i) Primary Terms, and (ii) the documents identified as Attachments hereto (and the documents listed or referenced in such Attachments), as any of the foregoing may be amended, modified or supplemented from time to time pursuant hereto.

“Alternative Receipt Point” has the meaning set forth in Section 6.1.

“API MPMS” means the American Petroleum Institute Manual of Petroleum Measurement Standards.

“Applicable Law” means, in relation to matters covered by this Agreement, all applicable laws, statutes, rules, regulations, ordinances, codes, standards and rules of common law, and judgments, decisions, interpretations, orders, directives, injunctions, writs, decrees, stipulations or awards of any applicable Governmental Authority or duly authorized official, court or arbitrator thereof, including all Governmental Authorizations, in each case, now existing or which may be enacted or issued after the Execution Date.

“Applicable Tangible Net Worth” means all assets (not including any intangible assets such as goodwill) of a Person minus all of such Person’s liabilities, as determined in accordance with IFRS.

“ASTM” means ASTM International, formerly known as the American Society for Testing and Materials.

“Attachments” means the following Attachments: (i) Attachment A – Specifications; (ii) Attachment B – Fuel Quality Control & Fueling Safety Standards; (iii) Attachment C – Renewable Gasoline; and (iv) Attachment D – Alternative Receipt Points.

“[*****]” has the meaning set forth in [*****]

“Bankruptcy Event” means, with respect to any Person: (a) such Person institutes a voluntary case, files a petition or consents or otherwise institutes any similar proceedings seeking liquidation, reorganization, dissolution, winding-up, to be adjudicated a bankrupt or for any other relief under the Bankruptcy Law, or consents to the institution of an involuntary case thereunder against it; (b) such Person makes a general assignment for the benefit of creditors; (c) such Person applies under Bankruptcy Law for, or by its consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers with regard to such Person or to any material part of such Person’s property; (d) such Person admits in writing its inability to pay its debts generally as they become due; (e) an involuntary case or any similar proceeding shall be commenced under the Bankruptcy Law against such Person and (A) the petition commencing the involuntary case or similar proceeding is not timely challenged, (B) the petition commencing the involuntary case or similar proceeding is not dismissed within sixty (60) Days of its filing, (C) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) Days of such appointment or (D) an order for relief shall have been issued or entered therein; or (f) a court adjudges such Person to be bankrupt or makes an order requiring the liquidation, dissolution or winding up of such Person.

“Bankruptcy Law” means Title 11 of the United States Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Bio-based Isobutanol” means any isobutanol that is produced from bio-mass and is not derived from petroleum products.

“[*****]” has the meaning set forth in [*****].

“Business Day” means any Day (other than Saturdays, Sundays and national holidays in the United States of America) on which banks are normally open to conduct business in the United States of America.

“Claim” means any claim, action, dispute, proceeding, demand, or right of action, whether in law or in equity, of every kind and character.

“Claim Notice” has the meaning set forth in Section 15.3(a).

“[*****]” has the meaning set forth in [*****].

“COD Suspension Date” has the meaning set forth in Section 2.3(c).

“Commercial Operations Date” means the date on which Gevo determines that the Facility is capable of consistently producing Renewable Hydrocarbons conforming to specification and in quantities in line with the design capacity thereof as necessary to enable Gevo to perform its obligations under this Agreement, it being agreed that Gevo shall not be permitted to declare the Commercial Operation Date unless the Facility has successfully completed commissioning and testing showing an expected annual production capability at least equal to [*****] of the annual production capability contemplated by the Facility Design.

“Confidential Information” means any information disclosed by either Party to the other Party, directly or indirectly, in writing, orally, or by inspection of tangible objects (including documents, prototypes, samples, plant, and equipment), which is designated as “Confidential,” “Proprietary,” or some similar designation, or that should reasonably be understood to be confidential from the context of disclosure. Confidential Information will not, however, include any information that the receiving Party can show by competent evidence: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (b) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving party through no action or inaction of the receiving Party; (c) is already in the possession of the receiving Party at the time of disclosure by the disclosing party, as shown by the receiving Party’s files and records; (d) is obtained by the receiving Party from a Third Party without a breach of the Third Party’s obligations of confidentiality; or (e) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

“Control” of a Person (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the direct or indirect ownership of fifty percent (50%) or more of the voting rights in such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“CORSIA” means the Carbon Offsetting and Reduction Scheme for International Aviation currently under development by the International Civil Aviation Organization.

“CP Deadline” has the meaning set forth in Section 2.2(b).

“Day” shall mean a calendar day unless the term Business Days is used.

“Default Notice” has the meaning set forth in Section 16.2.

“Defaulting Party” has the meaning set forth in Section 16.1.

“Default Receipt Point” has the meaning set forth in Section 6.1.

“Delivery Term” has the meaning set forth in Section 2.1.

“[*****]” has the meaning set forth in [*****].

“Delivery Year” means each period of time commencing on the Commercial Operations Date or the anniversary thereof and continuing until the earlier of (i) the next anniversary of the Commercial Operations Date and (ii) the expiration of the Delivery Term.

“Dispute” has the meaning set forth in Section 18.1.

“Distributable Cash” means [*****].

“Dollar” means one United States dollar.

“EMTS” means the EPA Moderated Transaction System or any replacement or successor system designated by the EPA for the recording or transfer of RINs.

“Environmental Attributes” shall mean any current or future recognition, award, or allocation of offsets, credits, allowances, or other tangible rights issued under or benefits arising under a state, regional, federal, or international program or private contract, and resulting from or associated with the production, blending or use of renewable fuels realized by Gevo or Kolmar, including without limitation any RINs, any LCFS Credits, and any of the foregoing under the Renewable Energy Directive.

“EPA” means the U.S. Environmental Protection Agency or any successor having responsibility at law for the implementation and administration of the RFS Program.

“Event of Default” has the meaning set forth in Section 16.1.

“Excess Resale Premium” has the meaning set forth in Section 8.3.

“Execution Date” has the meaning set forth in the Preamble.

“Extension Term” has the meaning set forth in Section 2.1.

“[*****]” has the meaning set forth in [*****].

“Facility” has the meaning set forth in Recital B.

“Financial Close Negotiation Notice” has the meaning set forth in Section 2.2(e).

“Financial Closing” means the date upon which all conditions precedent have been satisfied under the initial Financing for the construction of the Facility and funds are available for drawdown by Gevo thereunder.

“Financial Closing CP” has the meaning set forth in Section 2.2(b).

“Financing” means each construction, interim, long-term debt or equity financing, refinancing, and/or credit support arrangement, granted by a Project Finance Lenders, in relation to all or a portion of the development, construction, or operation of the Facility.

“Force Majeure Event” has the meaning set forth in Section 13.1.

“Gallon” means a United States liquid gallon of 231 cubic inches when corrected to 60 degrees Fahrenheit.

“Gevo” has the meaning set forth in the Preamble.

“[*****]” has the meaning set forth in [*****].

“Gevo Indemnitee” means Gevo, Gevo’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“Governmental Authority” means any federal, state, county, municipal, regional, native or tribal authority of the United States, any state thereof or the District of Columbia, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory or administrative function of government.

“Governmental Authorizations” means, collectively, all permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and all applications and notices filed with or required by, any Governmental Authority that are necessary for development, construction, ownership and operation of any of the Facility, the supply of Renewable Hydrocarbons pursuant to this Agreement, or the performance of any other obligation of either Party pursuant to this Agreement.

“Hazardous Substances” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. “Hazardous Substances” shall include without limitation, petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials” or “toxic substances,” or which are otherwise listed, defined or regulated in any manner pursuant to any Applicable Law pertaining to protection of the environment or human or animal health or safety.

“ICAO Manual” or “ICAO Order 9977” means the latest ICAO Manual on Civil Aviation Jet Fuel Supply (ICAO Doc 9977, AN/489 or any successor document or order).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, as such may be updated or amended from time to time.

“Indebtedness” means with respect to any Person, without duplication and whether or not contingent: (a) all obligations of such Person for borrowed money or advances; and (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; provided, however, that for the avoidance of doubt, Indebtedness shall not include trade payables and accrued expenses in each case arising in the ordinary course of business and shall exclude all offsetting debits and credits between such Person and its subsidiaries.

“Indemnified Party” has the meaning set forth in Section 15.3.

“Indemnifying Party” has the meaning set forth in Section 15.3.

“Initial Term” has the meaning set forth in Section 2.1.

“Intellectual Property” means recognized protectable intellectual property of a Person, such as patents, copyrights, corporate names, trade names, trademarks, trade dress, service marks, applications for any of the foregoing, software, firmware, trade secrets, mask works, industrial design rights, rights of priority, know how, design flows, methodologies and any and all intangible protectable proprietary information that is legally recognized.

“Intellectual Property Right” has the meaning set forth in Section 3.17.

“Invoice” has the meaning set forth in Section 9.1.

“ISCC” means International Sustainability and Carbon Certification.

“Kolmar” has the meaning set forth in the Preamble.

“Kolmar Indemnitee” means Kolmar, Kolmar’s Affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors, representatives, successors and assigns.

“[*****]” has the meaning set forth in [*****].

“LCFS” means the Low Carbon Fuel Standard Program enacted pursuant to the California Assembly Bill AB 32 and administered by the California Air Resources Board or any successor agency.

“LCFS Credits” means any current or future credit issued under or benefits resulting from the Low Carbon Fuel Standard Program pursuant to the California Assembly Bill AB 32, or any amendments thereof, or any other similar program, created or generated by or from the production, blending or use of renewable fuels.

“LCFS Requirements” has the meaning set forth in Section 3.14.

“Lender” means any Person or agent or trustee of such Person who agrees to provide Financing to the Facility.

“Letter of Credit” means an irrevocable, standby letter of credit issued by a Qualified Institution, and otherwise in form and substance reasonably satisfactory to the beneficiary thereunder and naming either Gevo or Kolmar, as applicable, as beneficiary thereunder.

“Losses” all liabilities, losses, damages, fines, penalties, judgments, demands, and costs and expenses of any kind or nature, including reasonable attorneys’ and experts’ fees and expenses incurred in litigation or dispute resolution.

“Maintenance Schedule” has the meaning set forth in Section 10.1.

“Market Value” means the applicable Replacement Quantity of Renewable Hydrocarbons delivered to Kolmar, multiplied by the market price for an equivalent transaction at the applicable Receipt Point or a reasonably similar delivery location determined by Gevo in a commercially reasonable manner (while not required in order for Gevo to make such a determination, any determination based on a written offer received from an unrelated third party, shall be presumptively reasonable), inclusive of the market price for any Environmental Attributes associated with such Replacement Quantity and considering freight costs, timing of delivery, credit, and other applicable considerations.

“MAV Notice” has the meaning set forth in Section 3.1(a).

“[*****]” has the meaning set forth in [*****].

“MC Suspension Date” has the meaning set forth in Section 2.3(a).

“Measurement Period” means, with respect to any Person, a period of twelve (12) months ending on the last day of a financial half-year of such Person.

“Mechanical Completion” means the Facility has been completed to be capable of operating safely and reliably within the requirements and specifications and the contractor under the applicable engineering, procurement and construction contract has delivered to Gevo a Mechanical Completion Certificate (as defined in such contract) for the Facility.

“Mechanical Completion Date” means the date on which Gevo determines that the Facility has achieved Mechanical Completion.

“Monthly Available Volume” has the meaning set forth in Section 3.1(a).

“Monthly Minimum Quantity” means [*****].

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereof.

“Moratorium Period” has the meaning set forth in Section 16.2.

“Net Margin” means [*****].

“Non-Defaulting Party” has the meaning set forth in Section 16.1.

“Notice to Proceed Date” means the date on which Gevo issues a full notice to proceed with respect to the construction of the Facility.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Primary Terms” means the terms and provisions set forth in Article 1 through Article 19 of this Agreement.

“Prime Rate” means for any Day the rate of interest from time to time reported by The Wall Street Journal as the base rate on corporate loans posted by at least seventy-five percent (75%) of the nation’s thirty (30) largest banks for such date, or if such rate ceases to be published, such successor rate as mutually agreed between the Parties that approximates the same interest level.

“Product Transfer Document” means such document(s) as may be required pursuant to the RFS Program.

“Production Split” has the meaning set forth in Section 3.1(b).

“Project Company” refers to the special purpose entity that is Affiliated with Gevo and to which, at Gevo’s option, Gevo assigns this Agreement, along with all other Facility contracts, rights and assets, in connection with the construction, financing, ownership, and operation of the Facility all in accordance with Section 19.5.

“Project Costs” means, as of any date of determination, the sum of all third-party capital expenditures incurred for the design, planning, development, construction and commissioning of the Facility on or prior to such date.

“Project Finance Lenders” shall mean any Lender providing long-term debt Financing in connection with the Facility.

“Provisional Price” has the meaning set forth in Section 8.1.

“Public Official” means an elected or appointed official, employee or agent of any national, regional or local government/state or department, agency or instrumentality of any such government/state or any enterprise in which such a government/state owns, directly or indirectly, a majority or controlling interest; an official of a political party; a candidate for public office; and any official, employee or agent of any public international organization.

“Qualified Institution” means a U.S. commercial bank or a U.S. branch office of a foreign bank having (i) assets of at least $10 billion and (ii) a credit rating from S&P or Moody’s with respect to such bank’s long-term, unsecured, unsubordinated deposits and as to which the lowest of the most recent ratings issued or maintained is at least “A-” from S&P or “A3” from Moody’s.

“RCQ” is a Refinery Certificate of Quality, as defined by the International Air Transport Association (IATA) and is the definitive original document describing the quality of an aviation fuel product. It contains the results of measurements, made by the product manufacturer’s laboratory, of all the properties listed in the latest issue of the relevant specification. It also provides information regarding the addition of additives, including both type and amount of any such additives. Moreover, it includes details relating to the identity of the originating refinery and a unique identifying batch number issued by manufacturer to and traceability of the product described. RCQs shall always be dated and signed by an authorized signatory.

“REACH Regulation” means Regulation (EC) No 1907/2006 of the European Parliament and the Council of 18 December 2006 concerning the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH).

“Receipt Point” has the meaning set forth in Section 6.1.

“Regulatory Concerns” has the meaning set forth in Section 3.15(e).

“Release” means the release, spill, leak, pumping, injection, deposit, discharge, dispersal, or improper disposal of a Hazardous Substance.

“Renewable ATJ” means alcohol to jet synthetic paraffinic kerosene derived from Bio-based Isobutanol or ethanol.

“Renewable Energy Directive” means Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources, as may be modified or replaced in a manner consistent with the Proposal for a Directive of the European Parliament and of the Council on the promotion of the use of energy from renewable sources (recast) COM/2016/0767 final/2 - 2016/0382 (COD), repealing Directive 2009/28/EC of the European Parliament and of the Council of 23 April 2009 on the promotion of the use of energy from renewable sources.

“Renewable Gasoline” has the meaning set forth in the definition of “Specifications” herein.

“Renewable Hydrocarbons” means: (i) Renewable Isooctane, (ii) Renewable ATJ, (iii) Renewable Gasoline and, (iv) solely with respect to Replacement Hydrocarbons, Sustainable Aviation Fuel; all meeting the Specifications. For the avoidance of doubt, all references to Renewable Hydrocarbons herein shall be deemed to include Replacement Hydrocarbons delivered by Gevo pursuant to Section 3.6 or Section 5.3(b), as applicable.

“Renewable Isooctane” means isooctane that is comprised of a family of renewable C8 compounds that includes 2,2,3-trimethylpentane, 2,2,4-trimethypentane, 2,3,3-trimethylpentane, and 2,3,4-trimethylpentane.

“Replacement Hydrocarbons” has the meaning set forth in Section 3.7.

“Replacement Quantity” means, for any applicable month during the Term, an amount of Renewable Hydrocarbons equal to the volumes either (i) not made available, tendered or sold by Gevo as contemplated in Section 3.3. or (ii) made available to, but not paid for by Kolmar in accordance with the provisions set forth in Sections 3.4, 8.1 and 8.3.

“Resale Price” has the meaning set forth in Section 8.3.

“RFS Program” means the Renewable Fuel Standard Program created under the Energy Policy Act of 2005 and expanded by the Energy Independence and Security Act of 2007, and any future amendment, expansion or replacement of such program, and implementing regulations, including without limitation, the RFS2 Regulations or any successor regulation..

“RFS2 Regulations” means those regulations promulgated by EPA under the RFS Program set forth in 40 C.F.R. Part 80, Subpart M.

“RIN” means a Renewable Identification Number as defined in 40 C.F.R. § 80.1401 or any successor regulation promulgated under the RFS Program.

“RSB” means the Roundtable on Sustainable Biomaterials.

“S&P” means Standard and Poor’s Ratings Group, a division of McGraw-Hill, Inc., and any successor thereof.

“Sanctions” means economic or financial sanctions or trade embargoes or trade restrictions or similar or equivalent restrictive measures imposed, administered, enacted or enforced from time to time by the United Nations, European Union or United States or other applicable sanctions authority.

“Scheduled Maintenance” has the meaning set forth in Section 10.1.

“Specifications” means, (i) with respect to the Renewable Isooctane, the Gevo specifications for Renewable Isooctane attached in Attachment A, (ii) with respect to the Renewable ATJ, the ASTM Standard Specification D7566 Annex 5, “Standard Specifications for Aviation Turbine Fuel Containing Synthesized Hydrocarbons for Renewable ATJ as of the date hereof, (iii) with respect to any Sustainable Aviation Fuel, the current, latest ASTM Standard Specification D7566 at the time of delivery and (iv) with respect to the Renewable Gasoline, the Gevo specifications for Renewable Gasoline attached in Attachment C together with the ASTM Standard Specification D4814 as of the date hereof.

“[*****]” has the meaning set forth in [*****].

“Start-up Period” has the meaning set forth in Section 2.1(a).

“Surety Bond” means a surety bond issued by a Person, acceptable to Kolmar in its reasonable discretion, and otherwise in form and substance reasonably satisfactory to the Kolmar and naming Kolmar as beneficiary thereunder. For the avoidance of doubt, it shall be deemed reasonable for Kolmar to require provisions in the Surety Bond stating that the surety's obligations are absolute and unconditional irrespective of any circumstance whatsoever that might constitute a legal or equitable discharge or defense of a surety and including an express waiver by the surety of such defenses.

“Sustainability Certification” means a certification demonstrating compliance with the sustainability criteria pursuant the Renewable Energy Directive, issued by a voluntary national or international certification scheme recognized by the European Commission, including, but not limited to, ISCC or RSB.

“Sustainable Aviation Fuel” means renewable jet fuel meeting the specifications set forth in ASTM Standard Specification D7566.

“Target Commercial Operations Date” has the meaning set forth in Section 2.3(b).

“Target Mechanical Completion Date” has the meaning set forth in Section 2.3(a).

“Target Monthly Quantity” means 3,750,000 Gallons per month; provided, however, that no later than ninety (90) Days prior to the commencement of the Delivery Term, Gevo shall notify Kolmar of the actual output capability of the Facility based on performance and testing during the Start-up Period and the Target Monthly Quantity shall be adjusted to reflect such capability.

“Tax” or “Taxes” means all federal, state, local, and foreign net income, gross income, profits, franchise, margin, sales, use, value added, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, motor fuel, special fuel, gasoline, petroleum products, bio-fuel, petroleum products delivery, motor fuel transporter, diesel, oil company franchise, environmental, spill, or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Authority, including any interest, penalties, or additions to tax that may be imposed with respect thereto.

“Term” has the meaning set forth in Section 2.1.

“Termination Payment” has the meaning set forth in Section 16.4.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Transport Container” means any container, truck, rail car, marine vessel, storage vessel, or other mechanism owned, leased, hired, or otherwise arranged for by Gevo, by which Renewable Hydrocarbons are transported to the Receipt Point.

“[*****]” has the meaning set forth in [*****].

Section 1.2    Recitals. The above recitals are hereby incorporated into this Agreement as if fully set forth herein.

Section 1.3    Interpretation. Unless the context of the Agreement otherwise requires: (a) the headings contained in the Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret the Agreement; (b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words; (c) the terms “hereof”, “herein” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Appendix, Attachment, Exhibit or any other subdivision of the Agreement; (d) references to “Article”, “Section”, “Appendix”, “Attachment” or “Exhibit” are to the Agreement unless specified otherwise; (e) reference to “the Agreement”, an Appendix, Attachment, or Exhibit hereto or any other agreement or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms; (f) references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws and Governmental Authorizations) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or reenacted; (g) references to any Person or Party shall be construed as a reference to such Person’s or Party’s successors and permitted assigns; and (h) references to “includes,” “including” and similar phrases shall mean “including, without limitation.” The Parties collectively have prepared the Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of the Agreement or any part hereof.

Section 1.4    Order of Precedence. In case of conflict between the Primary Terms, amendments to the Agreement and the Attachments, the order of precedence for interpretation shall be: (a) amendments to this Agreement, with those of a later date having precedence over those of an earlier date; (b) these Primary Terms; and (c) Attachments. In the event of a conflict among, or within, any provisions within any one of the levels set forth in the foregoing order of precedence, the more stringent or higher quality requirements of such provisions which are applicable to the obligations of Gevo shall take precedence over the less stringent or lesser quality requirements applicable thereto.

ARTICLE 2
TERM; CONDITIONS PRECEDENT; TARGET COMMERCIAL OPERATIONS DATE

Section 2.1    Term.

(a)    The term of this Agreement shall commence on the Execution Date and shall expire at the end of the Delivery Term (such term, the “Initial Term” and as may be extended for any Extension Terms, collectively the “Term”). Gevo and Kolmar may by mutual agreement extend the Initial Term for up to two (2) consecutive three (3) year periods (each, an “Extension Term”) by evidencing such intent in writing prior to the commencement of the applicable Extension Term. The “Start-up Period” shall commence on the Mechanical Completion Date and shall expire on the Commercial Operations Date. The “Delivery Term” shall commence upon the expiration of the Start-up Period and shall expire on the eighth (8th) anniversary thereof.

Section 2.2    Condition Precedent.

(a)    Notwithstanding the Execution Date, the obligations of the Parties to perform this Agreement, other than the Parties respective obligations under this Section 2.2 and Articles 11, 14, 15, 16, 17, 18 and 19 are conditioned upon and, unless otherwise waived in writing by both Parties, shall not become effective or binding until achievement of Financial Closing with respect to all Financing necessary for Gevo to proceed with the construction of the Facility.

(b)    Gevo shall use commercially reasonable efforts to satisfy the condition precedent set forth in Section 2.2(a) (the “Financial Closing CP”) on or before December 31, 2023 (as may be extended hereunder, the “CP Deadline”); provided, however, that the CP Deadline may be extended upon the mutual agreement of the Parties. Gevo shall provide to Kolmar any reasonably requested documentation necessary for Kolmar to verify the fulfillment of the Financial Closing CP.

(c)    Gevo shall provide Kolmar with updates on a [*****] basis regarding the status of the Financial Closing CP. Once the Financial Closing CP is fully achieved, Gevo shall provide Kolmar with prompt notice of its satisfaction.

(d)    In the event that the Financial Closing CP has not been satisfied or waived on or before the CP Deadline, then for so long as such condition shall remain unsatisfied either Party shall be permitted to terminate this Agreement by furnishing the other Party with written notice of termination in accordance with Section 19.5 specifying a date of termination of this Agreement; provided, however, that (i) the right to so terminate this Agreement shall expire if the Financial Closing CP is satisfied or waived and (ii) any notice of such termination previously issued shall be automatically deemed withdrawn and of no force or effect, if the Financial Closing CP is satisfied or waived prior to the termination date specified in such notice of termination. In the event of a termination pursuant to this Section 2.2, this Agreement shall forthwith become null and void and of no further force or effect, and the Parties shall be released and discharged from any and all obligations arising or accruing hereunder (other than the obligations relating to confidentiality pursuant to Section 19.9 hereof) and shall not incur any liability to each other as a result of such termination.

(e)    Notwithstanding the foregoing provision in Section 2.2(d), if the Financial Closing CP has not been satisfied or waived on or before the CP Deadline for a reason other than the terms of this Agreement, then for one (1) year subsequent to the termination pursuant to Section 2.2(d) should Gevo satisfy the Financial Closing CP or enter into a contract for the acquisition of title to the Facility or the lease of the Facility, this Agreement shall be revived and all the terms herein shall be in effect as if the termination had not occurred. Notwithstanding the foregoing, if the Financial Closing CP has not been satisfied or waived on or before the CP Deadline based on the terms of this Agreement, Kolmar shall have the right to provide written notice (the “Financial Close Negotiation Notice”) to Gevo within thirty (30) Days of the CP Deadline that it desires to negotiate the terms of this Agreement with Gevo to ensure financial closing. Upon receipt of a timely provided Financial Close Negotiation Notice, any termination notice provided pursuant to Section 2.2(d) shall be abated and the Parties shall, in good faith, confer and negotiate for ninety (90) Days to agree to changes that could make the transaction financeable. If the Parties are unable to come to such an agreement during such time period, any termination provided pursuant to Section 2.2(d) shall be revived and this Agreement shall forthwith become null and void and of no further force or effect, and the Parties shall be released and discharged from any and all obligations arising or accruing hereunder (other than the obligations relating to confidentiality pursuant to Section 19.9 hereof) and shall not incur any liability to each other as a result of such termination.

Section 2.3    Target Mechanical Completion Date and Target Commercial Operations Date.

(a)    From and after the satisfaction or waiver of the Financial Closing CP, Gevo shall use commercially reasonable efforts to cause the Mechanical Completion Date to occur on or before December 31, 2025 (the “Target Mechanical Completion Date”). The Target Mechanical Completion Date shall be subject to extension on a day-for-day basis for each Day that the achievement of the Mechanical Completion Date is delayed by a Force Majeure Event. Notwithstanding the foregoing, the Target Mechanical Completion Date shall not be extended by reason of a Force Majeure Event by more than [*****] Days. If the Mechanical Completion Date has not occurred by the date that is twelve (12) months after the Target Mechanical Completion Date (as it may be extended), either Party shall be permitted to suspend its obligations pursuant to this Agreement until such date is achieved in accordance with the terms and conditions herein. Such suspension shall be made by furnishing the other Party with written notice of suspension in accordance with Section 19.5 specifying the date of such suspension (the “MC Suspension Date”), which shall be no sooner than ninety (90) Days from the date of such notice.

(b)    From and after the Mechanical Completion Date, Gevo shall use commercially reasonable efforts to cause the Commercial Operations Date to occur on or before the date that is twelve (12) months after the Mechanical Completion Date (as may be extended hereunder, the “Target Commercial Operations Date”). The Target Commercial Operations Date shall be subject to extension on a day-for-day basis for each Day that the achievement of the Commercial Operations Date is delayed by a Force Majeure Event. Notwithstanding the foregoing, the Target Commercial Operations Date shall not be extended by reason of a Force Majeure Event by more than one hundred and eighty (180) Days.

(c)    If the Commercial Operations Date has not occurred by the Target Commercial Operations Date (as may be extended), either Party shall be permitted to suspend its obligations pursuant to this Agreement until such date is achieved in accordance with the terms and conditions herein by furnishing the other Party with written notice of suspension in accordance with Section 19.5 specifying the date of such suspension (the “COD Suspension Date”), which shall be no sooner than ninety (90) Days from the date of such notice; provided that, Gevo shall remain obligated to tender (x) Renewable Hydrocarbons produced by Gevo as described herein or (y) Replacement Hydrocarbons, in either case, sufficient to satisfy binding commercial commitments made by Kolmar to third parties on or prior to the date of receipt of the notice of suspension contemplated hereby, and further limited to Renewable Hydrocarbons and associated Environmental Attributes required to be delivered to such third parties during the period between the date of receipt of the notice of suspension contemplated hereby and the COD Suspension Date, provided, however, that (i) the right to suspend this Agreement shall expire and (ii) any notice of such suspension previously issued shall be automatically deemed withdrawn and of no force or effect, if the Commercial Operations Date occurs prior to the COD Suspension Date.

(d)    [*****]

Section 2.4    Reporting. From and after the satisfaction or waiver of the Financial Closing CP, Gevo shall provide Kolmar with written, non-binding, quarterly progress reports regarding the schedule of the construction of the Facility. Such reports shall be provided to Kolmar by Gevo within fifteen (15) Days after the beginning of each calendar quarter (e.g., April 15, July 15, October 15, and January 15) beginning after the first full calendar quarter following satisfaction or waiver of the Financial Closing CP. In addition, upon reasonable notice to Gevo, and subject to any restrictions contained in any agreements relating to the siting, design or construction of the Facility and the reasonable rules of Gevo (including safety rules), a reasonable number of Kolmar’s representatives may from time to time inspect the construction of the Facility. Any such inspection shall not unreasonably interfere with Gevo’s efforts to construct the Facility. Within five (5) Business Days following the satisfaction or waiver of the Financial Closing CP, Gevo shall provide Kolmar with its best estimate of the three (3) month period during which the Commercial Operations Date is expected to occur. As the completion of the Facility progresses, Gevo will keep Kolmar advised of any changes to the expected Commercial Operations Date; moreover, Gevo shall provide Kolmar with not less than thirty (30) Days prior written notice of the Commercial Operations Date to provide Kolmar with sufficient time within which to arrange the necessary transportation in order to accept deliveries of Renewable Hydrocarbons from the Facility.

ARTICLE 3
SUPPLY OF RENEWABLE HYDROCARBONS

Section 3.1    Delivery Schedule/Nominations/Scheduling. During both the Start-up Period and the Delivery Term:

(a)    On or before the 1st day of each calendar month (except in the case of the first forecast which shall be delivered at least thirty (30) Days prior to the Mechanical Completion Date), Gevo shall prepare and deliver to Kolmar a rolling three (3) calendar month forecast for the next three (3) full calendar months, specifying Gevo’s expected Facility production schedule, including the total volumes of Renewable Hydrocarbons and the applicable Production Split for Renewable ATJ and Renewable Isooctane to be produced in any such month (such notice, the “MAV Notice”); provided that for each month volumes shall not be less than the Monthly Minimum Quantity. Volumes specified in the forecast for the first month (in the previous example, for the month of March) shall be deemed fixed (such volume, the “Monthly Available Volume”). Volumes for the remainder of the three (3) month period shall be deemed to be estimates. For illustration purposes, if a forecast were provided on February 1st, it would include production schedules for March, April, and May. At all times after the Commercial Operations Date, Gevo shall promptly notify Kolmar of any changes to any forecasted volumes that might affect future scheduling.

(b)    As used herein, the “Production Split” means the percentage split for the production of Renewable ATJ, Renewable Gasoline and Renewable Isooctane of the Facility, which shall be [*****]; provided, however, that the percentage split set forth in the foregoing clause (iii) shall be available in respect of the facility no earlier than one hundred and eighty (180) days following commencement of the Delivery Term and thereafter shall be subject to the remaining provisions of this Section 3.1(b). The Parties acknowledge that the Facility is capable of production of Renewable ATJ, Renewable Gasoline and Renewable Isooctane utilizing only these four Production Splits, and that switching between Production Splits requires a shutdown of the Facility to, among other things, change the catalyst used for operation. The Facility is expected to be configured for start-up and commissioning using a [*****] Production Split. The Parties may, from time to time during the Delivery Term, mutually agree in writing to change the Production Split to an allocation set forth in this Section 3.1(b) that will be used at the Facility, provided that (i) Gevo shall have not less than forty-five (45) Days from the date of such written agreement to implement the requested change to the Production Split and (ii) the Parties shall not be permitted to alter the Production Split more than three (3) times in any rolling twelve (12) month period, unless mutually agreed by Gevo and Kolmar in circumstances where economically feasible. Gevo shall be excused from all liability pursuant to Section 3.2(b) below for failure to deliver as a result of Facility down time due to a change to the Production Split so long as the “down time” does not exceed fourteen (14) Days in duration.

(c)    Gevo shall make available, on a ratable basis, Renewable Hydrocarbons on a monthly basis, based on the Production Split then in effect in accordance with Section 3.1(b) and shall schedule such deliveries and provide all required documentation of such shipments as a reasonably prudent terminal and renewable fuel plant operator.

(d)    Kolmar shall specify in writing a Default Receipt Point (as defined in Section 6.1) at least thirty (30) Days prior to the Target Commercial Operations Date, subject to Kolmar’s obligation to optimize revenues available for distribution pursuant to Section 8.3(c). Kolmar may, from time to time, change the Default Receipt Point to any Alternative Receipt Point on thirty (30) days prior notice to Gevo.

Section 3.2    Supply of Renewable Hydrocarbons. Subject to the terms and conditions in this Agreement:

(a)    During the Start-up Period, Gevo shall supply, or cause to be delivered, an amount of Renewable Hydrocarbons equal to or greater than the Monthly Minimum Quantity, and Kolmar shall receive, or cause to be received, the Renewable Hydrocarbons made available by Gevo at the Receipt Point.

(b)    During the Delivery Term, Gevo shall supply, or cause to be delivered, an amount of Renewable Hydrocarbons equal to or greater than the Monthly Minimum Quantity, and Kolmar shall receive, or cause to be received, the Renewable Hydrocarbons made available by Gevo at the Receipt Point.

Section 3.3    Failure to Deliver. Unless such failure is due to a Force Majeure Event or a Kolmar requested change in the Production Split (subject to the limit on duration set forth in Section 3.1(b) above), commencing on the Mechanical Completion Date and during each month of the Start-up Period or Delivery Term if Gevo fails to tender a quantity of Renewable Hydrocarbons in any given month at least equal to [*****] of the Monthly Minimum Quantity, Kolmar shall provide written notice of such failure to Gevo. If Gevo fails to remedy such failure within ten (10) Business Days of such notice, Gevo shall pay Kolmar, within ten (10) Business Days of receipt of Kolmar’s invoice, an amount [*****].

Section 3.4    Failure to Pay. If, following Gevo’s satisfactory delivery of Renewable Hydrocarbons pursuant to Section 3.2, Kolmar fails to remit timely payment with respect to (i) amounts invoiced to Kolmar in accordance with Section 9.1 (subject to the provisions set forth in Section 4.2 for volume disputes and Section 9.3 for disputed amounts), and (ii) amounts due and payable to Gevo pursuant to Section 8.3, subject to Kolmar’s compliance with the provisions thereof, including without limitation, Section 8.3(a)(ii) and Section 8.3(c), Gevo shall deliver written notice of such failure by Kolmar. If Kolmar fails to remedy such failure within ten (10) Business Days of such notice, Kolmar shall pay Gevo the amount then due and payable to Gevo to the extent known and evidenced by an applicable invoice or, in the case of a payment due pursuant to Section 8.3(b), the applicable Kolmar quarterly report, or, if the amount then due and payable to Gevo is not known and evidenced by an applicable invoice or applicable Kolmar quarterly report, [*****]. Without limiting the provisions set forth in Section 16.3, Kolmar’s failure to remit payment as set forth in this Section 3.4 shall constitute an Event of Default pursuant to Section 16.1(a).

Section 3.5    Failure to Receive. Unless such failure is due to a Force Majeure Event or Gevo’s failure to properly tender, in material conformance with all requirements herein, such volumes for delivery to Kolmar, commencing on the Commercial Operations Date and during each month of the Start-up Period and Delivery Term thereafter, Kolmar shall be responsible for purchasing and receiving all Renewable Hydrocarbons tendered for delivery by Gevo. If Kolmar fails to receive a quantity of Renewable Hydrocarbons in any given month (unless such failure is due to a Force Majeure Event or Gevo’s failure to properly tender such volumes for delivery to Kolmar), Gevo shall provide written notice of such failure to Kolmar. If Kolmar fails to remedy such failure within ten (10) Business Days of such notice, such failure shall constitute an Event of Default pursuant to Section 16.1(d).

Section 3.6    Credit Support. [*****]

Section 3.7    Replacement Hydrocarbons. In the event that Gevo does not have Renewable Hydrocarbons available for delivery hereunder from the Facility due to operational issues at the Facility that affect production capacity, Gevo may provide Kolmar with Replacement Hydrocarbons in the same Production Split then currently in effect. As used herein, “Replacement Hydrocarbons” means (i) hydrocarbons that otherwise meet the requirements of Renewable Hydrocarbons set forth in this Agreement (including all applicable Specifications), other than for the fact that they were produced at another Gevo facility other than the Facility, (ii) deliveries of Renewable ATJ may be replaced with Sustainable Aviation Fuel, and (iii) such Replacement Hydrocarbons shall have all associated Environmental Attributes or associated rights to Environmental Attributes which the Renewable Hydrocarbons to be tendered hereunder were either accompanied with or had such associated rights; provided, however, that Gevo shall not be permitted to provide palm oil-based Sustainable Aviation Fuel as a Replacement Hydrocarbon. Deliveries of Replacement Hydrocarbons shall, unless otherwise agreed by the Parties, be made at the Receipt Point at the Facility, and Gevo shall, in accordance with this Agreement, Applicable Laws and applicable industry standards, provide, or cause to be provided, transportation to such Receipt Point of all quantities of Replacement Hydrocarbons made available hereunder to Kolmar. If Gevo desires to deliver Replacement Hydrocarbons, Gevo shall notify Kolmar no later than five (5) Days prior to the applicable scheduled delivery of Renewable Hydrocarbons hereunder that Gevo is electing to deliver Replacement Hydrocarbons. All Replacement Hydrocarbons delivered shall count towards Gevo’s obligations to deliver an amount on a monthly basis at least equal to the applicable Monthly Minimum Quantity.

Section 3.8    Limited Exclusivity. Subject to Section 2.1(b), the Parties acknowledge and agree that one hundred percent (100%) of the output of Renewable Hydrocarbons from the Facility will be made available and sold to Kolmar pursuant to this Agreement; provided, however, to the extent quantities of Renewable Hydrocarbons are properly made available to Kolmar in accordance with the terms hereof but not taken resulting in a default of the Agreement by Kolmar, nothing in this Agreement shall prohibit Gevo from selling and delivering such Renewable Hydrocarbons, or any other fuels or products produced by the Facility, to other Persons.

Section 3.9    Environmental Attributes. Subject to Section 8.3, Kolmar shall have the right to apply for, claim, use, sell, convey, transfer or otherwise receive the benefits of all Environmental Attributes associated with the Renewable Hydrocarbons supplied to Kolmar under this Agreement. Gevo shall provide to Kolmar any documentation reasonably requested by Kolmar for Kolmar to apply for, claim, use, sell, convey, transfer or otherwise receive the benefits of any such Environmental Attributes, but except as provided herein Gevo shall not have an obligation to apply for, coordinate, claim, or manage any such Environmental Attributes; provided, however, that Gevo shall use commercially reasonable efforts to support Kolmar’s efforts. Kolmar shall use reasonable efforts to pursue, maximize and monetize the value of the Environmental Attributes. In determining the reasonableness of Kolmar’s efforts, the final price of the Environmental Attributes shall not be the sole factor considered and the following factors shall also be considered in determining the reasonableness of Kolmar’s efforts: credit worthiness (including Kolmar’s credit exposure with respect to any potential Gevo non-performance of this Agreement); strategic partners; ratability of consumption; existing forward sales and term commitments; time, cost, and risk to alter existing supply chain; and, regulatory costs/burdens. These factors shall not be deemed exhaustive or limiting in regards to the factors Kolmar may consider in exercising reasonable efforts to pursue, maximize and monetize the value of the Environmental Attributes.

Prior to engaging in any forward selling more than six (6) months beyond the expected receipt date with respect to Environmental Attributes, Kolmar shall provide written notice to Gevo, including documentation regarding credit worthiness, strategic partners, ratability of purchasing, regulatory costs/burdens, the need for delivery timing flexibility, and Kolmar’s independent market assessments. Gevo shall have the right, in its reasonable sole discretion, to prohibit any such trade. For any Renewable Hydrocarbons supplied to Kolmar under this Agreement that Kolmar transfers outside of the contiguous 48 states or Hawaii, Kolmar shall be responsible for acquiring sufficient RINs to comply with Kolmar’s obligations under 40 C.F.R. § 80.1430.

Section 3.10    CORSIA. On or before the Commercial Operations Date, Gevo agrees to obtain, at Gevo’s cost and expense, a Sustainability Certification with respect to the Facility. In addition, by the later of: (i) six (6) months after the Commercial Operations Date, and (ii) six (6) months after CORSIA goes into effect Gevo shall take such actions as are necessary to cause any Renewable ATJ delivered under this Agreement to be certified as an eligible fuel for participation in CORSIA. If Gevo has not caused the Renewable ATJ to be certified as an eligible fuel for participation in CORSIA within the time frame set forth in the preceding sentence, Gevo shall have an additional six (6) month period to cure such failure. If Gevo has not obtained such certification under CORSIA within such six (6) month cure period, Kolmar shall have the right to terminate this Agreement on twenty (20) Days’ written notice to Gevo, without any further liability of either Party arising out of such termination. After obtaining the same, Gevo shall maintain such Sustainability Certification and certification under CORSIA for the duration of the Term.

Section 3.11    REACH Regulation. If Kolmar elects to export Renewable Hydrocarbons to the European Union, Kolmar shall be solely responsible for fulfilling any requirements under the REACH Regulation in relation to Renewable Hydrocarbons. Thereafter Kolmar shall maintain compliance with all REACH Regulation requirements during the Term. In addition, Kolmar shall be responsible for any applicable requirements or costs associated with the withdrawal of the United Kingdom from the European Union, including any required additional registrations under the REACH Regulation or under the laws of the United Kingdom, subject to inclusion of such costs in the Net Margin.

Section 3.12    Biofuel Sustainability Standards. On or before the Commercial Operations Date and from time to time thereafter, Gevo shall use commercially reasonable efforts to obtain any necessary Certificate of Sustainability in order for the Renewable Hydrocarbons to qualify as biofuel pursuant to the RSB standard as set forth and published by the Roundtable on Sustainable Biomaterials or any other biofuel sustainability standards including but not limited to ISCC, and RedCert as necessary in Gevo’s reasonable discretion in order to facilitate selling of the Renewable Hydrocarbons and maximize the value thereof.

Section 3.13    RFS2 Regulatory Obligations.

(a)    Gevo shall use reasonable best efforts to obtain a Part 80 production pathway registration under the RFS2 Regulations on or before the Commercial Operation Date of the Facility. Upon receipt of such Part 80 production pathway approval and in accordance with applicable laws, Gevo shall generate RINs pursuant to Title 40, Part 80, in general, and Sections 80.1425 and 80.1426, in particular, of the RFS2 Regulations as amended from time to time. Gevo shall supply Kolmar such RINs, in units of “gallon-RINs,” as such terms are defined in 40 CFR 80.1401 at a ratio of 1.6 gallon-RIN per Gallon of Renewable Hydrocarbons produced and delivered hereunder. Promptly upon delivery of Renewable Hydrocarbons pursuant to this Agreement, Gevo shall initiate and transfer applicable RINs to Kolmar using the EMTS. All rights, title, and interest in and to each RIN to be transferred hereunder shall transfer from Gevo to Kolmar on the date when the EMTS reflects the applicable RINs in Kolmar’s EMTS account. Further, RINs generated by Gevo shall meet the following criteria:

(i)	Assignment code: “K” code of “1”;

(ii)	Program type: RINs generated under the RFS-2 Regulations;

(iii)	RIN category: “D” code of D4 and/or D5, as applicable; and

(iv)	Vintage: Generated in the calendar year in which Kolmar’s Renewable Hydrocarbons are produced by Gevo.

(b)    By transferring a RIN, Gevo warrants that:

(i)	The RIN has been properly generated and is otherwise valid pursuant to the RFS2 Regulations, and Gevo has the right to transfer such RIN pursuant to the RFS2 Regulations;

(ii)	It has good and marketable title to the RIN, and such RIN is free and clear of any and all claims, liens, charges, encumbrances, pledges or security interests;

(iii)	The RIN has not been previously transferred to any other party, unless reacquired by Gevo prior to transfer of such RIN to Kolmar; and

(iv)	It has not taken any action or made an omission that would prohibit or limit Kolmar’s use of the RIN.

Section 3.14    LCFS Regulatory Obligations. At Gevo’s sole cost and expense, upon the Commercial Operation Date of the Facility, Gevo shall use reasonable best efforts to promptly register, apply for a fuel pathway, and comply with all applicable California Air Resource Board requirements set forth in 17 CCR § 95480 et seq. and each successor regulation, as may be amended, modified, or restated from time to time (the “LCFS Requirements”), for the generation of LCFS Credits associated with Kolmar’s importation of the Renewable Hydrocarbons into California so that all of the Renewable Hydrocarbons imported for use as transportation fuel in California will be eligible for LCFS Credits. Gevo shall participate in and fully comply with the verification provisions of the LCFS Requirements, utilizing a third party, CARB-accredited verifier, as mutually agreed by Kolmar and Gevo.

Upon receipt of approval of such registration and certification of a fuel pathway, Gevo warrants that:

(a)    The Renewable Hydrocarbons will conform to an approved pathway, registered by Gevo under the LCFS Requirements;

(b)    Gevo has completed all requirements listed in the LCFS Requirements applicable to Gevo as the seller of the Renewable Hydrocarbons;

(c)    The Renewable Hydrocarbons will be in all respects eligible to generate applicable LCFS Credits upon the import of the Renewable Hydrocarbons into the state of California for use as a transportation fuel; and

(d)    It has not taken any action or made an omission that would prohibit or limit Kolmar’s use of the LCFS Credits.

Section 3.15    Renewable Credits Validity Mitigation / Surveillance.

(a)    Notwithstanding the obligations of Section 3.12 above, Gevo shall provide the following on a prompt basis if requested by Kolmar and subject in all cases to any confidentiality restrictions that may apply: product transfer documents and commercial documentation showing the quantity of feedstock and type of feedstock used to produce the Renewable Hydrocarbons as well as the transfer of custody of the feedstock for the Renewable Hydrocarbons from Gevo’s suppliers to Gevo. For any feedstock sourced outside of the United States or Canada, such documentation shall include documents demonstrating that the feedstock source, i.e. the farm or agriculture product site was:

(i)    cleared or cultivated prior to December 19, 2007;

(ii)    non-forested on December 19, 2007; and

(iii)    actively managed or fallow on December 19, 2007.

(b)    The following list identifies the types of documents that may satisfy these requirements, at least one of which must be provided to Kolmar: (i) sales records for crops or crop residue from the feedstock source; (ii) purchase records for fertilizer, weed control, or re-seeding for the feedstock source; (iii) a written agricultural management plan for the feedstock source; (iv) a certificate or other documentation of participation in a government-sponsored agricultural program covering the feedstock source; or (v) a certificate or other documentation of land management in accordance with an agricultural product certification program covering the feedstock source.

(c)    On reasonable advance notice, Kolmar shall, through a duly authorized representative, have access to the accounting records and other documents maintained by Gevo which relate to Gevo’s procurement of feedstocks, transportation and storage of feedstock, conversion of feedstock into the Renewable Hydrocarbons, storage of the Renewable Hydrocarbons, and loading of the Renewable Hydrocarbons into Gevo’s railcars. Kolmar shall have the right, at Kolmar’s sole cost, risk and expense, to audit such records no more than twice per year during Gevo’s normal business hours at the location at which applicable documents and other records are regularly kept for a period of seven (7) years after delivery of the Renewable Hydrocarbons hereunder, subject in all cases to any confidentiality restrictions that may apply.

(d)    If requested by Kolmar and subject in all cases to any confidentiality restrictions that may apply, Gevo shall also use commercially reasonable efforts to provide Kolmar with access on similar terms and to similar records to those listed in (c) above from each of Gevo’s corn or biomass suppliers, it being understood, however, that in no event shall a failure to provide such access constitute an Event of Default hereunder.

(e)    If at any time Kolmar has reasonable grounds to suspect Gevo’s material non-compliance with any RFS2 Regulatory Obligations, LCFS Regulatory Obligations, or any other obligations related to the validity or invalidity of any of the Environmental Attributes (“Regulatory Concerns”), Kolmar may immediately suspend performance hereunder upon written notification to Gevo detailing such Regulatory Concerns. Gevo shall have thirty (30) Days to address such Regulatory Concerns to Kolmar’s reasonable satisfaction. If Kolmar is not reasonably satisfied, Kolmar may terminate this Agreement and the Parties shall be released and discharged from any obligations arising or accruing hereunder from the date of such termination and shall not incur any additional liability to each other as a result of such termination; provided that such termination shall not discharge or relieve either Party from any obligation that has accrued prior to such termination.

Section 3.16    Facility Operation. Following the Commercial Operations Date, Gevo shall at its sole cost, risk and expense (i) operate and maintain the Facility in accordance with prudent industry practice and in accordance with all Applicable Laws and (ii) operate all loading facilities at the Facility at times and in a manner consistent with customary industry practice (subject to the occurrence of Scheduled Maintenance and Force Majeure Events).

Section 3.17    Intellectual Property. For purposes of this Section, “Intellectual Property Right” means any patent, trademark, copyright, trade secret, or other proprietary right of a Third Party. Gevo warrants and represents that the Renewable Hydrocarbons, when delivered, will be free from claim of a Third Party for infringement or misappropriation of an Intellectual Property Right. Gevo shall defend at Gevo’s expense and indemnify and hold Kolmar and its Affiliates harmless against any and all expenses, liability or loss from any claim or lawsuit for alleged infringement or misappropriation of any Intellectual Property Right resulting from the manufacture, sale, use, possession or other disposition of any Renewable Hydrocarbons sold pursuant to this Agreement. The indemnities set forth in this paragraph shall include, without limitation, payment as incurred and when due of all penalties, awards, and judgments; all court and arbitration costs; attorney’s fees and other reasonable out-of-pocket costs incurred in connection with such claims or lawsuits.

Section 3.18    Data Integrity. In connection with this Agreement, where Gevo must perform or desires to perform any product quality test on product it delivers to Kolmar, Gevo is accountable for the integrity and results of any such product quality test, whether performed by it, or by a third party laboratory or inspector employed by it. Furthermore, Gevo is accountable for recording and retaining such data in accordance with Section 5.4, whether Gevo performs the product quality test itself, or employs a third party laboratory or inspector to do so. Gevo shall ensure that with respect to any such test performed by it or on its behalf:

(a)    Product quality test measurements are complete, accurate and timely in all material respects and that such test measurements are performed upon unaltered samples collected in a manner that: (i) is expected to yield samples representative of the product per ASTM/API MPMS sampling guidelines or industry standards; and (ii) with respect to Renewable ATJ, shall be performed as stated in the Fuel Quality Control & Fueling Safety Standards issued by the IATA Fuel Quality Pool or as stated in Chapter 5, Fuel Quality Control Requirements of the Aviation Fuel Quality Control and Operating Standards, (latest issue) pertaining to Joint Into-Plane Fueling Services of the Joint Industry Group, endorsed by the IATA Technical Fuel Group. [*****];

(b)    Any samples used for quality test measurements as required by this Agreement are retained for a period of not less than forty-five (45) Days after such tests are performed;

(c)    Specified industry standard test methods including sampling and instrument calibration procedures are used without modification, unless: (i) that modification has been approved by written agreement between the Parties; and (ii) the certificates of analysis of such data indicate such test method or procedure was altered;

(d)    Except where agreed in writing with Kolmar, Gevo does not employ a modified test method or instrument calibration procedure if such method or calibration procedure may be expected to yield materially different test results;

(e)    Documentation and records of quality results state clearly the test method used to obtain the results;

(f)     A quality assurance system is in place for any laboratory facility involved. This system must be designed to aid in the deterrence, detection and correction of any incorrect data generated or communicated and must also assure the data generated meets the relevant industry standards for precision and bias as well as assuring the maintenance and calibration of measurement instruments; and

(g)    Testing and measurement personnel involved are trained in the necessary skills required for data generation and data management. This training must include: (i) initial and ongoing personnel training; (ii) testing; and (iii) standards to ensure that all such personnel possess the skills required by this subsection (vii).

(h)    With respect to Renewable ATJ, the testing equipment and procedures, including the procedures of use and calibration of equipment at the Facility laboratory, the measurement, certification and batching of the Renewable ATJ at the Facility, and the transportation and storage equipment provided by Gevo to transport the Renewable ATJ from the Facility to the Receipt Point shall all conform with procedures and guidelines as set out in Energy Institute 1530 and 1550 as well as those in ICAO Order No. 9977 (always using the edition and amendments current at time of delivery and shipment to Receipt Point) and any of their successors. Gevo shall retain samples and documentation of batches of Renewable ATJ delivered to Kolmar under this Agreement in accordance with the guidelines in this paragraph and shall make such samples and documents available promptly at Kolmar’s request.

ARTICLE 4
MEASUREMENT

Section 4.1    Measurement. The volume of Renewable Hydrocarbons supplied under this Agreement shall be determined at the time of delivery at the Receipt Point, which shall employ calibrated meters, certified at the time of delivery in accordance with Applicable Law, and corrected for temperature to sixty degrees (60°) Fahrenheit and in each instance to measure volume in U.S. Gallons. All gauging, sampling and testing of Renewable Hydrocarbons shall be performed in accordance with the latest methods of the API MPMS and the ASTM or other acceptable analytical testing methodology. All quantity/volume determinations shall be made in accordance with then currently applicable ASTM methodology. The actual volumes received and delivered shall be the measured volumes reported in Gallons; provided, however, the Parties recognize that volume correction factors and other measurement standards for bulk Renewable Hydrocarbons movements have yet to be fully developed or universally adopted. The Parties agree to mutually consider and implement such standards when and as applicable. The Parties agree that the meter readings shall be determinative in the absence of fraud or manifest error. For purposes of this Section 4.1, “manifest error” shall mean a discovery within three (3) months of the measurement that the measuring device was inaccurate by more than zero point twenty five percent (0.25%).

Section 4.2    Volume Disputes. If Gevo or Kolmar has reason to believe there to be an error in the meter readings for one or more deliveries of Renewable Hydrocarbons by an amount in excess of [*****], the Party asserting error shall, within thirty (30) Days of the date of delivery of volumes it believes were incorrectly measured, present the other Party with documentation supporting such determination. The Parties shall confer, in good faith, on the causes for the discrepancy and shall proceed to correct such causes and adjust the volumes, if justified, for the volumes in question. In the event an error is determined that prejudiced Gevo, Kolmar shall pay Gevo the difference between the amounts paid for Renewable Hydrocarbons delivered during the period of time during which the meter(s) was inaccurate and the actual amounts that should have been paid for the volume of Renewable Hydrocarbons actually delivered. If the error prejudiced Kolmar, then Gevo shall either (i) refund the amount overpaid by Kolmar; or (ii) credit such amounts against amounts due by Kolmar on the subsequent Invoice(s). Nothing in this section shall alter or amend the calculation of the Net Margin, which specifies that Net Margin is to be based on the actual volume Renewable Hydrocarbons and Environmental Attributes sold to third party customers regardless of any volume gains or volume losses suffered from the point of loading at the Facility. A dispute being settled pursuant to this provision shall be deemed a properly disputed amount consistent with Section 9.3.

Section 4.3    Maintenance of Meters. Unless maintenance requirements imposed by Applicable Law or the API MPMS and the ASTM are more stringent, in which case such maintenance requirements will apply, Gevo shall inspect, test and adjust its metering and measurement equipment, or shall cause it agents to do the same, at Gevo’s expense on at least an annual basis. Gevo shall provide Kolmar of not less than five (5) Business Days prior written notice of any scheduled meter inspections and afford Kolmar and/or its representatives the opportunity to be present during such inspections. In the event that Kolmar desires additional inspections and tests of the meters, Kolmar may require such inspections and tests of Gevo, and Gevo shall promptly perform such inspections and tests at Kolmar’s cost; provided, however, that if such inspections identify any inaccuracy in excess of zero point twenty five percent (0.25%), Gevo shall be responsible for the costs of inspection.

ARTICLE 5
QUALITY

Section 5.1    Warranty of Quality. Gevo represents and warrants to Kolmar that all Renewable Hydrocarbons delivered by Gevo to Kolmar hereunder shall meet the applicable Specifications at the time of delivery at the Receipt Point. Additionally, Gevo further represents and warrants to Kolmar that the Renewable ATJ shall be handled, transported and shipped in transportation containers that are duly stripped, cleaned, and shall not contain any prior cargoes that may contaminate the Renewable ATJ during such shipment in accordance with Section 3.18(h) from the Facility to Kolmar’s Receipt Point in Gevo’s owned, leased or contracted transportation containers. Gevo further warrants such Renewable ATJ shall be transported to the Receipt Point free from contamination or other detrimental impacts. Such contamination or other detrimental impacts include cross-contamination with other products, including other fuel grades or additives, that could put the Renewable ATJ off-specification by (a) containing unacceptable levels of particulates or water, (b) failing the visual clear and bright check, (c) exceeding the cleanliness limits set out in IATA Guidance Material for Aviation Turbine Fuel Specifications, Part III, Cleanliness and Handling, (d) containing unacceptable levels of microbiological growth, or (e) other contamination resulting in other detrimental impacts. The warranty set forth in this Section 5.1 is for the sole benefit of Kolmar and does not extend to any subsequent transferee or purchaser of Renewable Hydrocarbons. Kolmar shall not provide any representations or warranties on behalf of Gevo to any Person. Nothing herein shall limit or narrow Gevo’s liability to Kolmar for breaches hereunder, the indemnification obligations detailed in Article 15, or any other direct claim by Kolmar against Gevo.

Section 5.2    Changes to Specifications. Notwithstanding any change to ASTM Standard Specification D4814, or ASTM Standard Specification D7566 Annex 5, the Specifications (except with respect to Sustainable Aviation Fuel) shall remain the same for the duration of the Term unless: (i) the Parties mutually consent to a revision of the Specifications, which shall be considered an amendment to this Agreement; or (ii) a Governmental Authority requires a change in the Specifications, in which case the Specifications shall be amended to meet such revised standards. For purposes of clause (i), the Parties will evaluate the impact of changing or not changing the Specifications and shall consider any capital costs that may be necessary to implement such action, and Gevo shall not be obligated to amend the Specifications. In the case of clause (ii), the Specifications shall be amended to comply with the requirements of the applicable Governmental Authority, and any incremental costs incurred by Gevo with respect to the Renewable Hydrocarbons shall be borne by Gevo. If Kolmar desires to have the Specifications amended (where such changes are not required by a Governmental Authority), Gevo shall be obligated to agree to such changes, to the extent that the Facility is capable of accommodating those changes, so long as Kolmar agrees to cover any related costs. For the avoidance of doubt, this Section 5.2 shall not apply to Sustainable Aviation Fuel.

Section 5.3    Verification of Quality; Precautionary Samples; Rejection.

(a)    For Renewable Isooctane or Renewable Gasoline, Gevo agrees to provide Kolmar with the results of its quality testing (“Certificate of Quality”) and for Renewable ATJ, Gevo agrees to provide Kolmar with its Refinery Certificate of Quality (“RCQ”) which shall include Gevo’s identifying batch number representing the compliance of a representative sample of each shipment of Renewable Hydrocarbons with the Specifications on the day of loading and prior to loading of the applicable transport container from the Facility loading tank. Gevo shall promptly notify Kolmar upon discovery that a precautionary sample is outside of contractual Specifications.

(b)    In the event that: (i) Gevo informs Kolmar that the Renewable Hydrocarbons fail to meet the Specifications; (ii) Kolmar finds that the Renewable Hydrocarbons fail to meet the Specifications, based on its own analysis and Gevo agrees with Kolmar’s analysis after being provided with reasonable data and documentation supporting such analysis; or (iii) Gevo’s laboratory is unable to determine if the Renewable Hydrocarbons to be delivered are in conformance with the Specification upon loading, Kolmar may, upon notice to Gevo, reject the Renewable Hydrocarbons composing such shipment, and, in the event the product is already loaded, re-route the applicable transport container back to the origin at Gevo’s cost. All costs reasonably incurred by Kolmar in rejecting and returning product shall be reimbursed by Gevo within thirty (30) Days of Gevo receiving a detailed invoice from Kolmar setting forth such costs and any other supporting documentation relating to the shipment of defective Renewable Hydrocarbons. Such costs include, but are not limited to: (A) transportation costs incurred in returning such Renewable Hydrocarbons to Gevo; (B) secondary testing costs; (C) re-refining; (D) costs associated with emptying and cleaning of storage tanks containing non-conforming Renewable Hydrocarbons; and (E) handling costs. Kolmar shall not commingle a shipment of Renewable Hydrocarbons until it has received a Certificate of Quality for Renewable Isooctane or RCQ for Renewable ATJ or Sustainable Aviation Fuel or has itself confirmed by an independent test that the Renewable Hydrocarbons is conforming, and Gevo shall not be responsible for contamination of Kolmar’s Renewable Hydrocarbons or other fuel supplies in such event. Kolmar will use reasonable commercial efforts to mitigate the costs of returning such defective Renewable Hydrocarbons. If defective Renewable Hydrocarbons are returned to Gevo, Gevo shall promptly, and in any event within thirty (30) Days (or such earlier period required by Kolmar’s third party customer), replace the defective Renewable Hydrocarbons with an equivalent volume of Renewable Hydrocarbons (for the avoidance of doubt, only those Renewable Hydrocarbons meeting the required Specifications shall count towards Gevo’s monthly delivery obligations). [*****].

(c)    Each shipment of Renewable Hydrocarbons shall be deemed accepted by Kolmar if Kolmar does not reject such shipment or a Dispute has not been formally noticed, within thirty (30) Days after the Renewable Hydrocarbons have been delivered at the Receipt Point. Should Renewable Hydrocarbons later be determined to be defective in breach of the warranty set forth in Section 5.1, the provisions of this Section 5.3(c) shall control.

Section 5.4    Quality Control; Records; Right to Audit. Gevo shall retain and shall ensure its contractors, sub-contractors and agents retain and keep any and all documents and records regarding the delivery, quantity and quality of Renewable Hydrocarbons supplied under the terms of this Agreement and applicable quality control measures, including training documentation, for two (2) years after the date of the Invoice for such Renewable Hydrocarbons, for any longer period as required by applicable law or otherwise agreed to between the Parties, or until any dispute regarding such delivery, quantity and quality is resolved or as required by a Government Authority, whichever is later. Kolmar or its representative shall have the right to perform a (technical) survey, audit or inspection of Gevo’s manual and operating procedures and Gevo’s records on quality control and checks of the Renewable ATJ. Kolmar or its representative shall have the right to obtain samples of the Renewable ATJ or Sustainable Aviation Fuel intended to be delivered to Kolmar, to be taken by Gevo or Gevo’s representative with Kolmar having the right to be present. Kolmar shall give Gevo reasonable advance notice of its intention to obtain samples. The taking of samples shall be carried out in accordance with the Fuel Quality Control & Fueling Safety Standards issued by the IATA Fuel Quality Pool or as stated in Fuel Quality Control Requirements of the Aviation Fuel Quality Control and Operating Standards, Joint Into-Plane Fueling Services (latest issue) of the Joint Industry Group, JIG endorsed by the IATA Technical Fuel Group. Gevo shall provide Kolmar access to such documents and records on reasonable prior written notice and at reasonable hours, provided that such access or audit shall be at Kolmar’s sole cost and expense and shall be limited to confirming Gevo’s performance of its obligations pursuant to this Agreement.

Section 5.5    Disclaimer. Except as specifically provided in this Agreement, Gevo expressly disclaims and negates any and all representations, warranties or guarantees with respect to any Renewable Hydrocarbons made available hereunder, written or oral, express or implied, including any representation, warranty or guaranty with respect to conformity to samples, quality or composition, performance, infringement, merchantability, fitness or suitability for any particular purpose or otherwise, all of which are hereby expressly excluded.

ARTICLE 6
DELIVERY

Section 6.1    Delivery of Renewable Hydrocarbons to Kolmar. Unless otherwise mutually agreed by the Parties, all deliveries of Renewable Hydrocarbons shall be made DAP (Incoterms 2020), at locations identified by Kolmar in a written notice delivered to Gevo no later than one hundred eighty (180) days prior to the first day of the Start-Up Period, in accordance with Section 3.1(d) (any such location, a “Default Receipt Point,” and each Alternative Receipt Point and the Default Receipt Point, a “Receipt Point”). A list of locations confirmed for deliveries hereunder is attached as Attachment D (each location, an “Alternative Receipt Point”). At any time after the Execution Date, to the extent Kolmar determines in its commercially reasonable discretion that adding an additional Alternative Receipt Point is consistent with Kolmar’s obligation to optimize revenues available for distribution pursuant to Section 8.3(c), Kolmar may request one or more additional locations be added to Attachment D and Gevo shall use commercially reasonable efforts to arrange the appropriate logistical capacity to such locations within thirty (30) days of Kolmar’s request. Upon Gevo’s written confirmation that the appropriate logistical capacity has been arranged in respect of such additional Alternative Receipt Point, such location shall be deemed included in Attachment D.

Section 6.2    Delivery Procedure. Prior to sixty (60) Days before the estimated Mechanical Completion Date, the Parties shall agree on delivery procedures for deliveries of Renewable Hydrocarbons pursuant to this Agreement, which for all deliveries of Renewable ATJ shall include that all deliveries shall be made in accordance with all applicable governmental laws and regulations, Gevo’s standard quality control and operating procedures, in compliance with the relevant standards set out in the ICAO Order 9977 and the requirements laid down by any applicable airport governing authority. Furthermore, unless otherwise agreed, Gevo shall use or apply its standard quality control and operating procedures (as amended from time to time) or those of the delivering entities utilized by it for deliveries of aviation fuel.

ARTICLE 7
TITLE AND RISK OF LOSS

Section 7.1    Title, Custody and Risk of Loss. Prior to the Receipt Point, Gevo shall have care, custody, control, and risk of loss of all Renewable Hydrocarbons delivered hereunder. At and after the Receipt Point, Kolmar shall have care, custody, control, and risk of loss of all Renewable Hydrocarbons delivered hereunder. Title to all Renewable Hydrocarbons delivered hereunder shall transfer from Gevo to Kolmar as Renewable Hydrocarbons pass the first fixed flange of Gevo’s railcars upon load at the Facility. In the event of rejection of any Renewable Hydrocarbons pursuant to Section 3.5 and Kolmar does not remedy its failure to receive after notice from Gevo consistent with the requirements of Section 3.5, such failure shall be deemed a rejection in accordance with New York UCC § 2-401(4) and title to such rejected Renewable Hydrocarbons shall revest in Gevo ten (10) Days following such rejection. In the event of rejection of any Renewable Hydrocarbons pursuant to Section 5.3, title to such rejected Renewable Hydrocarbons shall revest in Gevo immediately upon rejection.

Section 7.2    Warranty of Title. Gevo represents and warrants that it has good and marketable title to the Renewable Hydrocarbons at the time of loading such Renewable Hydrocarbons at the Facility.

ARTICLE 8
CONSIDERATION

Section 8.1    Price. The provisional price Kolmar shall pay to Gevo (absent any written agreement between Kolmar and Gevo to the contrary in connection with possible forward term sales to Third Parties during the Term or otherwise) for deliveries of Renewable Hydrocarbons hereunder (the “Provisional Price”) during the Delivery Term is intended to be a price providing Gevo an ongoing amount of working capital until the allocations described in Section 8.3 are executed, but not a price causing the Net Margin to drop below $[*****] per gallon of Renewable Hydrocarbons. The Provisional Price, therefore, shall initially be set at $[*****] per gallon of Renewable Hydrocarbons delivered. Kolmar shall have the right to set the Provisional Price to a value at which Kolmar determines in its commercially reasonable judgment and based upon market conditions, will ensure a minimum Net Margin of $[*****] per gallon (the “Price Reset”).

Section 8.2    Taxes. Except as otherwise provided herein, Gevo is responsible for and shall pay all Taxes (except for income, franchise, gross receipts, or similar taxes of Kolmar), fees, or other charges imposed or assessed by any Governmental Authority with respect to the Product prior to its delivery to Kolmar hereunder, the taxable incident of which occurs before delivery to Kolmar at the Receipt Point. Kolmar is responsible for and shall pay any and all Taxes, fees and other charges imposed or assessed by any Governmental Authority with respect to the Product at and after its delivery to Kolmar hereunder, the taxable incident of which occurs on, during or after delivery to Kolmar at the Receipt Point. Notwithstanding anything to the contrary herein, Kolmar shall reimburse Gevo for any federal or state motor fuel tax imposed on the Product and paid by Gevo. Prior to the date that payment becomes due, Kolmar shall furnish Gevo with proper exemption certificates or permits in support of any exemptions claimed by Kolmar related to excise, sales or use taxes on the delivery.

Section 8.3    Allocation of Renewable Hydrocarbons Resale Premiums.

(a)    Kolmar shall be permitted to, and shall use its commercially reasonable efforts to, resell Renewable Hydrocarbons delivered hereunder to Third Parties, and the Net Margin on such resold volumes shall be shared by the Parties as follows:

(i)

Kolmar shall retain $[*****] multiplied by the sum of the gallons of Renewable Hydrocarbons sold in the reconciliation period plus any gallons of products sold pursuant to External Cover-In transactions made by Kolmar pursuant to Section 5.3(b) from any Net Margin (the “Marketing Fee”);

(ii)	Tranche 1 Profit Share: To the extent there is Net Margin in excess of the Marketing Fee, such excess Net Margin will be distributed to Gevo [*****];

(iii)	Tranche 2 Profit Share: To the extent there is Net Margin remaining after the gross realization is achieved in clause (a)(ii) above, such excess Net Margin will be distributed to Gevo [*****]; and

(iv)

Tranche 3 Profit Share: To the extent there is Net Margin remaining after the payments set forth in clauses (a)(i) – (a)(iii) have been distributed, then any such remaining excess Net Margin will be distributed as follows: [*****].

(b)    Kolmar shall furnish Gevo with a quarterly report detailing any resales of Renewable Hydrocarbons for which Kolmar has been paid in full by its third party customer, including any applicable per Gallon transportation costs (and any other costs, liabilities and expenses incurred by Gevo in connection with such sales; provided that, in the event that all such costs, liabilities, and expenses in connection with resales are not known at the time of issuing a report in respect thereof, Kolmar will use estimated costs for such purposes, as determined in Kolmar’s reasonable discretion, and such estimated costs shall be reconciled on a quarterly basis utilizing Kolmar’s actual costs, such that the difference between the such estimated costs and Kolmar’s actual costs shall be included as a credit or additional amount payable to Kolmar or Gevo, as applicable, pursuant to an applicable Invoice) and calculation of the amount of Net Margin realized and allocable in accordance with this Section 8.3. Kolmar will use commercially reasonable efforts to furnish such report within thirty (30) Days of the end of each financial quarter. Concurrently with delivery of such report, Kolmar shall pay any amounts due hereunder by wire transfer of immediately available funds in U.S. Dollars to such account or accounts as may be specified by Gevo from time to time. In connection with the delivery of such quarterly report, the Parties shall meet on a quarterly basis to discuss such report and other commercial matters relevant to the transactions contemplated hereunder.

(c)    Kolmar shall use reasonable commercial efforts to pursue and maximize any revenue that is distributable pursuant to Section 8.3(a). In determining the reasonableness of Kolmar’s efforts, the final dollar amount of the revenue that is distributable pursuant to Section 8.3(a) shall not be the sole factor considered and the following factors shall also be considered in determining the reasonableness of Kolmar’s efforts: logistics (including Gevo’s freight costs); storage; credit worthiness (including Kolmar’s credit exposure with respect to any potential Gevo non-performance of this Agreement); strategic partners; ratability of consumption; existing forward sales and term commitments; time, cost, and risk to alter existing supply chain; and, regulatory costs/burdens. These factors shall not be deemed exhaustive or limiting in regards to the factors Kolmar may consider in exercising reasonable efforts to pursue and maximize the final amount of revenue that is distributable pursuant to Section 8.3(a).

ARTICLE 9
INVOICING AND PAYMENT

Section 9.1    Invoicing. Gevo shall prepare a monthly invoice for all shipments of Renewable Hydrocarbons delivered to Kolmar hereunder (“Invoice”) during each calendar month, which shall contain the following information: (a) the volume of Renewable Hydrocarbons in the applicable shipments as measured pursuant to Section 4.1; (b) the Provisional Price per Gallon of Renewable Hydrocarbons, determined pursuant to Section 8.1; (c) a description of applicable Taxes for which Kolmar is responsible but that Gevo is legally obligated to remit and whether Gevo has remitted or will remit such Taxes to the appropriate Governmental Authority; (d) the total amount due on the Invoice; (e) the date of the shipments; and (f) any other information Kolmar may reasonably request in advance. Bills of lading or express receipts for each applicable shipment must accompany each Invoice.

The Invoice shall be forwarded with the applicable shipment, and Gevo shall also send a copy of each Invoice to Kolmar to:

Kolmar Americas, Inc.

3 Corporate Drive, Ste. 500

Shelton, CT 06484 USA

Attention: Operations

Email: operations@kolmar-americas.com

Section 9.2    Payment.

(a)    Payment by Kolmar on each Invoice shall be net twenty (20) Days from the date of the applicable Invoice. Payment shall be made by wire transfer of immediately available funds in U.S. Dollars to such account or accounts as may be specified by Gevo from time to time. Each payment of any amount owing hereunder shall be in the full amount due without reduction or offset for any reason (except as stated in Section 9.2(b) or otherwise as expressly allowed under this Agreement), including exchange charges, or bank transfer charges.

(b)     In the event of a negative difference between the Net Margin minus the Marketing Fee and the provisional price set forth in Section 8.1 for any rolling three calendar month period of deliveries (a “Margin Deficit”), Gevo shall owe Kolmar such Margin Deficit. Kolmar shall have the right to deduct any Margin Deficit from any Invoice until such time as the total Margin Deficit has been offset in favor of Kolmar. In the event that Margin Deficit is projected in Kolmar’s reasonable determination to exceed two (2) months of expected Invoices from Gevo (i.e., the expected Monthly Available Volume for such months multiplied by the Provisional Price), Kolmar shall have the right to demand Gevo promptly settle any remaining balance of such Margin Deficit with such Margin Deficit due Kolmar in cash to be paid within two (2) Business Days of such demand.

Section 9.3    Disputed Amounts. Kolmar may hold in abeyance any disputed portion of any Invoice which Kolmar disputes in good faith pursuant to the Dispute resolution provisions of the Agreement. Kolmar shall provide written notice of any disputed amounts prior to the date required for payment on such Invoice and shall pay all undisputed amounts when due. Any disputed amount which is ultimately determined to have been payable shall be paid with interest according to Section 9.4 from and including the date the item was payable and including the actual date of payment.

Section 9.4    Interest. Any amount not paid when due hereunder shall bear interest from and including the date payment was originally due to and including the actual date of payment at the lower of: (a) the Prime Rate plus two percent (2%), or (b) the maximum rate permitted by Applicable Law.

ARTICLE 10
SCHEDULED MAINTENANCE

Section 10.1    Scheduled Maintenance. At least thirty (30) Days prior to the Commercial Operations Date and thereafter no later than ninety (90) Days prior to the commencement of each Delivery Year, Gevo shall provide to Kolmar a non-binding proposed schedule (the “Maintenance Schedule”) of maintenance (“Scheduled Maintenance”) for the Facility. Such Maintenance Schedules must, in all cases, provide Kolmar at least ninety (90) Days’ advance knowledge prior to the commencement of any contemplated maintenance and shall not contemplate more than twenty-one (21) Days of Scheduled Maintenance in any Delivery Year. Such Maintenance Schedule should cover the period of time occurring (i) in the case of the first notice, from the Commercial Operations Date through and including the following calendar year; and (ii) in case of each subsequent notice, the following calendar year. Kolmar may, within ten (10) Days after receiving the Maintenance Schedule, request a change to such schedule, and Gevo shall use commercially reasonable efforts to effectuate such requested change in the Maintenance Schedule. With respect to any scheduled maintenance for which Gevo has less than ninety (90) Days’ notice, Gevo shall notify Kolmar in writing of such maintenance as soon as reasonably practicable. During such periods of scheduled maintenance for which Kolmar has at least one hundred-eighty (180) Days’ notice, Gevo’s obligations to tender the Monthly Minimum Quantity of Renewable Hydrocarbons and Kolmar’s obligations to take Renewable Hydrocarbons shall be reduced to the extent Gevo is unable to produce such Monthly Minimum Quantity of Renewable Hydrocarbons due to such scheduled maintenance. During scheduled maintenance for which Kolmar is given less than one-hundred-eighty (180) Days’ notice, Gevo shall remain obligated to tender the Monthly Minimum Quantity of Renewable Hydrocarbons each month, but Kolmar shall use commercially reasonable efforts to accommodate such maintenance and mitigate any damages associated with a failure to tender the Monthly Minimum Quantity in any month so affected due to scheduled maintenance of which Kolmar has notice.

ARTICLE 11
REPRESENTATIONS

Section 11.1    Gevo’s Representations. Gevo hereby makes the following representations to Kolmar:

(a)    It is a corporation, duly organized, validly existing, and in good standing under the laws of Delaware and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)    It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)    The execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action and this Agreement constitutes the legal, valid and binding obligation of Gevo, enforceable against Gevo in accordance with its terms;

(d)    Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Gevo or any material agreement, contract, indenture or other instrument under which Gevo or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Gevo;

(e)    To the knowledge of Gevo, Gevo is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)    Gevo is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)    The Renewable ATJ and, if applicable, Sustainable Aviation Fuel sold by Gevo to Kolmar hereunder is in all respects suitable and fit for purpose as jet fuel in existing aviation fuel demand and is appropriately registered with or conforms to the standards of International Air Transport Association (IATA), International Civil Aviation Organization (ICAO), the U.S. Federal Aviation Administration, and any other applicable regulatory or industry groups.

(h)    There is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Gevo’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Gevo of its obligations hereunder in any material respect, nor does Gevo know of any basis for any such controversy, action, proceeding or investigation; and

(i)    Gevo has carefully studied and reviewed this Agreement, including all Attachments, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

(j)    Gevo acknowledges and agrees that this Agreement is a “Forward Contract” as defined in the Bankruptcy Code and that each party is a “Forward Contract Merchant” as defined the Bankruptcy Code.

Section 11.2    Kolmar Representations. Kolmar hereby makes the following representations to Gevo:

(a)    It is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and is duly authorized and qualified to conduct business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would affect its performance of its obligations under this Agreement;

(b)    It has all requisite power and authority to conduct its business and execute and deliver this Agreement and perform its obligations hereunder in accordance with its terms;

(c)    The execution, delivery, and performance of this Agreement have been duly authorized by all requisite action and this Agreement constitutes the legal, valid and binding obligation of Kolmar, enforceable against Kolmar in accordance with its terms;

(d)    Neither the execution, delivery or performance of the Agreement conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Kolmar or any material agreement, contract, indenture or other instrument under which Kolmar or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Kolmar;

(e)    To the knowledge of Kolmar, Kolmar is not in violation of any Applicable Law or Governmental Authorization which violations, individually or in the aggregate, would affect its performance of its obligations under this Agreement;

(f)    It is the holder of all Governmental Authorizations required to operate and conduct its business now and as contemplated by this Agreement, other than Governmental Authorizations which will be timely obtained in accordance with the terms of this Agreement, if any;

(g)    There is no pending controversy, legal action, arbitration proceeding, administrative proceeding or investigation instituted, or to the best of Kolmar’s knowledge threatened, against or affecting, or that could affect, the legality, validity and enforceability of this Agreement or the performance by Kolmar of its obligations hereunder in any material respect, nor does Kolmar know of any basis for any such controversy, action, proceeding or investigation; and

(h)    It has carefully studied and reviewed this Agreement, including all Attachments, Appendices and Exhibits attached hereto, and has become familiar with all its terms and provisions.

(i)    Kolmar acknowledges and agrees that this Agreement is a “Forward Contract” as defined in the Bankruptcy Code and that each party is a “Forward Contract Merchant” as defined the Bankruptcy Code.

ARTICLE 12
INSURANCE

Section 12.1    Required Insurance. Until all obligations under this Agreement are satisfied, the Parties shall each procure and maintain the following insurance policies from insurers with an AM Best rating of B+ VI or a comparable rating:

(a)     Employer’s Liability insurance of at least [*****].

(b)    Commercial General Liability insurance with a minimum combined single limit of [*****] each occurrence for bodily injury and property damage. The policy shall cover bodily injury, property damage, personal injury, products and contractual liability coverage.

(c)    With respect to Gevo, Business Automobile Liability insurance with a combined single limit for bodily injury and property damage of a minimum limit of [*****] each occurrence with respect to any and all vehicles of such Party, whether owned, hired, leased, or non-owned, assigned to or used in connection with performance of this Agreement; and

(d)    With respect to Gevo, Environmental Impairment Liability insurance with a minimum combined single limit and annual aggregate of [*****], which shall include coverage for bodily injury, property damage, defense costs and environmental remediation costs with respect to Releases of Hazardous Substances (including Renewable Hydrocarbons).

(e)    With respect to Kolmar, Environmental Impairment Liability insurance with a minimum combined single limit and annual aggregate of [*****], which shall include coverage for bodily injury, property damage, defense costs and environmental remediation costs with respect to Releases of Hazardous Substances (including Renewable Hydrocarbons).

(f)    With respect to Gevo until the Commercial Operations Date, customary Builder’s All Risk insurance.

(g)    With respect to Gevo, a customary and reasonable airline aviation general third party liability insurance policy for a combined single limit of [*****] in the aggregate and for each occurrence.

(h)    With respect to Gevo, insurance with not less than the minimum amounts and coverages as required by Applicable Law, and in such amounts and with such coverages and exclusions and endorsements as a reasonable and prudent operator of the Facility would deem necessary to manage and mitigate the risks of the operation of a similar sized and equipped facility handling comparable volumes of similar product.

Section 12.2    Requirements of Insurance.

(a)    The policies required by Section 12.1, except for Employer’s Liability Insurance and Builders All Risk, shall include the other Party as an additional insured.

(b)         Once a year, each Party shall provide the other Party with information about any material changes in or cancellation of any insurance policies required by Section 12.1.

ARTICLE 13
FORCE MAJEURE

Section 13.1    Force Majeure Generally. Neither Party shall be liable to the other Party for any delay or failure in performance under this Agreement, in whole or in part, if and to the extent such delay or failure is a result of a Force Majeure Event. Subject to the provisions of this Article 13, the term “Force Majeure Event” shall mean any act, event or circumstance, whether of the kind described herein or otherwise, that is not reasonably within the control of the Party claiming Force Majeure, and that prevents or delays in whole or in part such Party’s performance of one or more of its obligations under this Agreement.

Section 13.2    Force Majeure Events. Force Majeure Events may include circumstances of the following kind, provided that such circumstances satisfy the definition of Force Majeure Event set forth above: acts of God, the government, or a public enemy; strikes, lockouts, or other industrial disturbances; wars, blockades or civil disturbances of any kind; epidemics, pandemics, adverse weather conditions, fires, explosions, arrests and restraints of governments or people; loss of, accidental damage to, breakdown of equipment in, or inaccessibility to or inoperability of the Facility or any Receipt Point destination or any associated machinery, storage, dispensing equipment, lines of pipes, or other related infrastructure; failure of electric, gas or other utility or commodity supply (temporary or otherwise), declaration of force majeure or curtailment by electric, gas or other utility or commodity suppliers or transporters that results in inaccessibility or inoperability of the Facility or any Receipt Point destination.

Section 13.3    Certain Obligations Not Excused.

(a)    Notwithstanding anything to the contrary herein, no Force Majeure Event will relieve, suspend or otherwise excuse either Party from performing any obligation to indemnify, reimburse, hold harmless or otherwise pay the other Party under this Agreement.

(b)    In addition, following events shall not constitute a Force Majeure Event:

(i)	a Party’s inability to finance its obligations under this Agreement or the unavailability of funds to pay amounts when due in the currency of payment;

(ii)	the ability of Gevo or Kolmar to obtain better economic terms for Renewable Hydrocarbons from an alternative supplier or Kolmar, as applicable;

(iii)	changes in either Party’s market factors, default of payment obligations or other commercial, financial or economic conditions, including failure or loss of any of Kolmar’s or Gevo’s markets; or

(iv)

 any inaccessibility or inoperability, whether in whole or in part, of the Facility caused by a failure of Gevo to operate and maintain the Facility in accordance with prudent industry practice and in accordance with all Applicable Law, including in both instances a failure to conduct routine and planned maintenance.

Section 13.4    Procedures and Timing. A Force Majeure Event shall take effect at the moment such an event occurs. Upon the occurrence of a Force Majeure Event that prevents, interferes with or delays the performance by a Party, in whole or in part, of any of its obligations under this Agreement, the Party affected (the “Affected Party”) shall promptly give notice thereof to the other Party (the “Non-Affected Party”) describing such event in detail and stating the specific obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable: (i) the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance; and (ii) the particulars of the program to be implemented to resume normal performance under this Agreement. Subsequent to such notice, the Affected Party will provide periodic (but no less frequent than weekly) update notices to the Non-Affected Party providing updates and further details regarding the Force Majeure Event, the effect on the Affected Party, and efforts to mitigate and overcome such Force Majeure Event. A Party affected by a Force Majeure Event shall endeavor to mitigate the effects of such Force Majeure Event on the performance of its obligations hereunder as quickly as possible; provided, however that settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing in this Agreement shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable. No Force Majeure Event which prevents delivery of Renewable Hydrocarbons shall give rise to any extension of the Term of this Agreement

Section 13.5    Effect of Extended Force Majeure. Should a Force Majeure Event that substantially prevents Gevo’s performance continue for in excess of one hundred eighty (180) consecutive Days, then Kolmar may, in its sole discretion, terminate this Agreement by written notice to Gevo within five (5) Business Days after the date that is one hundred eighty (180) days after such Force Majeure Event first occurred. If Kolmar does not timely provide such notice of termination and such Force Majeure Event continues to substantially prevent Gevo’s performance for an additional one hundred eighty (180) consecutive Days, then Kolmar may terminate this Agreement on written notice to Gevo. Should a Force Majeure Event that substantially prevents Kolmar’s performance continue for in excess of one hundred eighty (180) consecutive Days, then Gevo may, in its sole discretion, terminate this Agreement by written notice to Kolmar within five (5) Business Days after the date that is one hundred eighty (180) days after such Force Majeure Event first occurred. If Gevo does not timely provide such notice of termination and such Force Majeure Event continues to substantially prevent Kolmar’s performance for an additional one hundred eighty (180) consecutive Days, then Gevo may terminate this Agreement on written notice to Kolmar. In the event of a termination pursuant to this Section 13.5, the Parties shall be released and discharged from any obligations arising or accruing hereunder from and after the date of such termination and shall not incur any additional liability to each other as a result of such termination; provided that, for sake of clarity, such termination shall not discharge or relieve either Party from any obligation that has accrued prior to such termination.

Section 13.6    No Effect on Net Margin Calculation. Nothing in this Article 13 or otherwise herein shall make Kolmar liable or responsible to Gevo for third party sales of Renewable Hydrocarbons lost, terminated, or otherwise not actualized whether due to a Force Majeure Event or not, and regardless of which party is the Affected or Non-Affected Party.

ARTICLE 14
COMPLIANCE WITH LAWS AND REGULATIONS

Section 14.1    Compliance with Applicable Law. Each Party shall, in the performance of this Agreement, comply with all Applicable Law. Notwithstanding anything to the contrary, this Agreement shall not be interpreted or applied so as to require either Party to do, or to refrain from doing, anything that would constitute a violation of Applicable Law.

Section 14.2    Material Safety Compliance. Gevo shall provide Kolmar with a Material Safety Data Sheet for any Renewable Hydrocarbons delivered under this Agreement. Kolmar and Gevo each represent and warrant that they are fully informed concerning the nature and existence of risks posed by transporting, storing, using, handling and being exposed to Renewable Hydrocarbons.

Section 14.3    Environmental Responsibility. Any production, unloading, handling, storing, using, processing, selling, or disposing of Renewable Hydrocarbons or any impurity, derivative product, by product and waste product thereof by either Party shall be done in a safe and environmentally responsible manner, with due regard to health and industrial hygiene.

Section 14.4    Sanctions.

(a)    The Parties agree that all activities contemplated by the Parties pursuant to this Agreement will be performed in conformity with and shall not be prohibited by Sanctions if and to the extent applicable. Notwithstanding any other provision of this clause or any other clause or provision to the contrary in this Agreement, neither Party shall be required to do anything under this Agreement which constitutes a violation of, or would be in contravention of, or would expose it to the risk of designation pursuant to any Sanction applicable to it.

(b)    If, at any time during the term of this Agreement any Sanctions are changed, or new Sanctions are imposed or become effective, or there is a change in the interpretation of Sanctions, which would result in a Party’s performance under the Agreement being prohibited by Sanctions, then notwithstanding any clause or provision to the contrary in this Agreement, such Party may, by written notice to the other Party, suspend performance until such time as the notifying Party may lawfully perform this Agreement. If any such suspension of performance under this Agreement continues for a period of more than ninety (90) consecutive Days, the other Party may terminate this Agreement, by providing notice pursuant to Section 19.5, without any further obligation or liability by either Party, save for any accrued rights and remedies.

(c)    Obligations to make or receive payment which arose before, or as a consequence of termination shall remain in effect but shall be subject to suspension to the extent required by Section 14.4(a).

Section 14.5    Anti-bribery and Corruption.

(a)    In recognition of the principles enshrined in the pertinent international and regional conventions on combating corruption and to ensure compliance with the anti-corruption laws applicable to the activities under the Agreement and any other anti-corruption laws otherwise applicable to the Parties, Gevo and Kolmar respectively warrant and undertake to the other that in connection with this Agreement:

(i)

neither it nor to its knowledge anyone on its behalf has made or offered nor will make or offer any payment, gift, or promise or give any advantage, whether directly or through an intermediary, to or for the use of any Public Official, where such payment, gift, promise or advantage would be for purposes of:

(1)    influencing any act or decision of such Public Official;

(2)    inducing such Public Official to do or omit to do any act in violation of his or her lawful duties;

(3)    securing any improper advantage; or

(4)    inducing such Public Official to use his or her influence to affect any act or decision of any department, agency or instrumentality of any government or public enterprise;

(ii)	it has implemented adequate internal procedures designed to ensure the continuing accuracy of the representation in Section 14.5(a)(i) above; and

(iii)	it shall cause its personnel and subcontractors to undertake the obligations set forth in this Section 14.5 and to warrant the same under the terms of their agreements with any subcontractors.

(b)    Without prejudice to any other rights or remedies either Party otherwise may have hereunder or by law, including but not limited to damages for breach of the Agreement, in the event of any breach of the representations, warranties and undertakings in this Section 14.5, the non-breaching Party may terminate this Agreement with immediate effect upon written notice to the other Party.

ARTICLE 15
INDEMNIFICATION

Section 15.1    Kolmar’s Indemnity. Kolmar shall indemnify, defend and save harmless the Gevo Indemnitees from and against any and all Claims and Losses with respect to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with the breach by Kolmar of its obligations, representations, or warranties under this Agreement, or that arise out of or are connected with the negligent acts or omissions or willful misconduct of any Kolmar Indemnitee, Kolmar’s contractor or subcontractor (of any tier), or Carriers in connection with Kolmar’s performance of this Agreement, except in each case to the extent caused by Gevo’s breach of this Agreement, or the negligence or willful misconduct of Gevo or any Gevo Indemnitee.

Section 15.2    Gevo’s Indemnity. Gevo shall indemnify, defend and save harmless the Kolmar Indemnitees from and against any and all Claims and Losses with respect to any property whatsoever or for injury, including fatal injury, to any person whatsoever that arise out of or are connected with the breach by Gevo of its obligations, representation, or warranties under this Agreement, or that arise out of or are connected with the negligent acts or omissions or willful misconduct of any Gevo Indemnitee or Gevo’s contractor or subcontractor (of any tier) in connection with Gevo’s performance of this Agreement, except in each case to the extent caused by Kolmar’s breach of this Agreement or the negligence or willful misconduct of Kolmar or any Kolmar Indemnitee.

Section 15.3    Indemnification Procedures.

(a)    If any Person seeking indemnification hereunder (an “Indemnified Party”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 15 (whether or not the amount thereof is then quantifiable) against a Party (the “Indemnifying Party”), such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the Indemnifying Party promptly after, and in any event no later than ten (10) Business Days following, receipt of notice of such claim, suit, action or proceeding by such Indemnified Party. Each Claim Notice shall describe the claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of liability hereunder except (and then only) to the extent that the defense of such claim, suit, action or proceeding is prejudiced by the failure to give such notice.

(b)    Upon receipt by an Indemnifying Party of a Claim Notice, the Indemnifying Party shall be entitled to assume and have sole control over the defense of such action or claim at its sole cost and expense and with its own counsel if it gives notice of its intention to do so to the Indemnified Party within thirty (30) Days of the receipt of such Claim Notice from the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party’s retention of counsel shall be subject to the written consent of the Indemnified Party if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of Confidential Information concerning an Indemnified Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Further upon receipt by an Indemnifying Part of a Claim Notice, the Indemnifying Party shall be entitled to negotiate a settlement or compromise of such action or claim, but only to the extent such settlement or compromise includes a full and unconditional waiver and release of all Indemnified Parties (without any cost or liability of any nature whatsoever to such Indemnified Parties) and such Indemnified Party provides written consent, which shall not be unreasonably withheld, conditioned or delayed.

(c)    If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Party, at such Indemnified Party’s sole cost and expense. Notwithstanding the foregoing, if (i) a claim is primarily for non-monetary damages against the Indemnified Party or seeks an injunction or other equitable relief that, if granted, would reasonably be expected to be material to the Indemnified Party, (ii) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation of the Indemnifying Party and the Indemnified Party by the same counsel or the counsel selected by the Indemnifying Party inappropriate, or (iii) the claim is a criminal proceeding, then in each case the Indemnified Party may, upon notice to the Indemnifying Party, assume the exclusive right to defend, compromise and settle such claim and the reasonable fees and expenses of the Indemnified Party’s separate counsel shall be borne by the Indemnifying Party to the extent the claim is indemnifiable hereunder. Notwithstanding anything to the contrary herein, for sake of clarity the Parties agree that the foregoing provisions shall not be construed so as to permit the Indemnified Party to control or assume the defense of any action, lawsuit, proceeding, investigation, demand or other claim brought against the Indemnifying Party concurrently with or in a joint proceeding in respect of any claim that is the subject of an indemnification claim hereunder by the Indemnified Party.

(d)    If, within thirty (30) Days of receipt from an Indemnified Party of any Claim Notice, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party shall not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim.

(e)    Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim, except as may be prohibited by Applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The Party in charge of the defense shall keep the other Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

ARTICLE 16
DEFAULTS AND REMEDIES

Section 16.1    Events of Default. A Party shall be deemed to be in default hereunder if any of the following events occur (each of the following events to be referred to as an “Event of Default”, the Party in default to be referred to as the “Defaulting Party” and the Party not in default to be referred to as the “Non-Defaulting Party”):

(a)    the failure to make, when due, any undisputed payment, consistent with the provisions of Section 4.2 and Section 9.3, required pursuant to this Agreement if such failure is not remedied within ten (10) Business Days after written notice thereof, including without limitation, Kolmar’s failure to make timely payment pursuant to Section 3.4;

(b)    any representation or warranty made by such Party herein is false or misleading in any material respect when made or when deemed made or repeated;

(c)    if a Bankruptcy Event has occurred with respect to such Party;

(d)    if Kolmar fails to receive Renewable Hydrocarbons in accordance with Section 3.5;

(e)    if Kolmar fails to provide or maintain [*****] in accordance with the provisions set forth in [*****]; or

(f)    if such Party fails to perform any material obligation imposed upon such Party under this Agreement, and such failure is not remedied within one-hundred twenty (120) Days after such Party receives written notice thereof from the other Party.

Notwithstanding the foregoing, a Party shall not be in default of its obligations hereunder to the extent such failure is (i) caused by or is otherwise attributable to a breach by the other Party of its obligations under this Agreement, or (ii) is excused pursuant to Section 13.1.

Section 16.2    Notice of Event of Default. If either Party reasonably believes that an event has occurred which, if not remedied within the applicable cure period explicitly set forth in Section 16.1 above (as applicable, the “Moratorium Period”), would result in an Event of Default by or affecting the other Party, the Non-Defaulting Party shall give the Defaulting Party a notice (a “Default Notice”), which shall specify and provide particulars of the alleged Event of Default. If the Defaulting Party cures the alleged Event of Default before the expiration of the later of the Moratorium Period or the cure period specified in the Default Notice, then the Default Notice shall be inoperative with respect to the alleged Event of Default that has been so cured or remedied.

Section 16.3    Remedies. If an Event of Default occurs and continues uncured following the applicable Moratorium Period, then, notwithstanding provisions to the contrary in this Agreement, the Non-Defaulting Party shall have such remedies as may be available to it at law or in equity, including the right to suspend or terminate this Agreement on written notice to the Defaulting Party, subject, however, to the limitations on liability provided for herein. Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to or as a result of such termination.

Section 16.4    Termination Payment Calculation. Upon termination of this Agreement due to an Event of Default, the Non-Defaulting Party shall calculate an amount (the “Termination Payment”) in a commercially reasonable manner equal to the losses (gains) expressed in U.S. dollars, which such party incurs as a result of such termination, including losses (gains) based upon the then current market replacement value of this Agreement as offered in the market or as published in a respected market publication, together with, at the Non-Defaulting Party’s election but without duplication or limitation, all costs which such Party incurs as a result of such termination. Notwithstanding anything to the contrary in this Agreement, the Non-Defaulting Party shall set off or aggregate as appropriate any other amounts due and outstanding under this Agreement. As soon as reasonably practicable, the Non-Defaulting Party shall provide the Defaulting Party with a statement, showing in reasonable detail, calculation of the Termination Payment as determined and the calculation representing the amount payable after applying all setoffs or margin amounts. If the Termination Payment is a positive amount, the Defaulting Party shall pay the Termination Payment to the Non-Defaulting Party. If the Termination Payment is a negative amount, the amount of the Termination Payment shall be deemed to be zero and no payment shall be made to either Party. Payment of the Termination Payment shall be the Non-Defaulting Party’s sole and exclusive remedy arising out of a termination of this Agreement due to an Event of Default.

ARTICLE 17
LIMITATIONS OF LIABILITY

Section 17.1    Limitation on Duties. This Agreement shall not create on the part of Gevo or Kolmar any legal duty owed to the consumers or customers (or the customers served by customers) of either Party.

Section 17.2    Limitation on Remedies. For breach of any provision for which an express remedy or measure of damages is provided as the sole and exclusive remedy, such express remedy or measure of damages shall be the sole and exclusive remedy, a Party’s liability hereunder shall be limited as set forth in such provision, and all other remedies or damages at law or in equity are waived. If no remedy or measure of damages is expressly provided herein, a Party’s liability shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy, and all other remedies or damages at law or in equity are waived.

Section 17.3    Disclaimer of Certain Damages. Notwithstanding anything to the contrary contained in this Agreement, neither Party shall, under any circumstances, be liable to the other Party for consequential, incidental, indirect, special, punitive, or exemplary damages arising out of or related to the transactions contemplated under this Agreement, including, but not limited to, lost profits or loss of business, or business interruption damages, even if apprised of the likelihood of such damages occurring, and regardless of whether available in tort or agreement or by statute. For the sake of clarity, the Parties agree that (i) any liquidated damages specifically contemplated in this agreement shall not be limited by this Section 17.3 and (ii) consequential, incidental, indirect, special, punitive, or exemplary damages suffered by a Third Party which are an element of loss subject to indemnification hereunder shall be considered direct damages hereunder. these limitations shall apply even if it causes a remedy in this agreement to have failed of its essential purpose.

Section 17.4    Duty to Mitigate. Each party has a duty to mitigate liabilities that would otherwise be recoverable from the other Party pursuant to this Agreement by taking commercially reasonable actions to reduce or limit the amount of such liabilities.

ARTICLE 18
DISPUTE RESOLUTION

Section 18.1    Dispute Resolution Generally. Except with respect to any action for injunctive relief, any controversies, claims, disagreements, or disputes (each, a “Dispute”) between the Parties arising out of or related to the performance of this Agreement, or the alleged breach, termination, or invalidity hereof, shall be resolved in accordance with this Article 18. A Party shall be entitled to recover all costs and expenses from the other Party relating to the enforcement of this Article 18 should that other Party seek to litigate any Disputes or otherwise pursue a dispute resolution process that differs from that set forth in this Article 18.

Section 18.2    Law and Jurisdiction. The formation, validity, interpretation, performance, and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., including the UCC, but without giving effect to any laws, rules, or principles thereof that would result in the application of the laws of another jurisdiction. Each Party expressly submits to the exclusive jurisdiction of the state and federal courts situated in New York, New York, U.S.A., and each Party irrevocably and unconditionally agrees that all claims arising out of or related to this Agreement or for recognition or enforcement of any judgment may be brought in such courts. Each Party expressly waives the right to contest jurisdiction in New York on the basis of forum non conveniens. In any litigation or other proceeding arising out of or related to this Agreement, the prevailing Party (that is, the Party for whom a judgment is rendered, a decision is made, or an order is entered in its favor) shall be awarded its reasonable attorney’s(s’) fees and the costs and expenses it incurred to enforce its rights under this Agreement.

ARTICLE 19
GENERAL PROVISIONS

Section 19.1    Waiver of Jury Trial. The Parties hereto hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any rights they may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly arising out of, under, or in connection with, this Agreement or any other document delivered in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Parties hereto.

Section 19.2    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (provided the substance of the agreement between the Parties is not thereby materially altered), and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Laws, the Parties hereto hereby waive any provision of Applicable Law which renders any provision hereof prohibited or unenforceable in any respect.

Section 19.3    Waiver. No delay or omission by a Party in exercising any right, power, privilege or remedy provided for herein shall constitute a waiver of such right, power, privilege or remedy nor shall it be construed as a bar to or waiver of any such right or remedy on any future occasion. Any waiver authorized on one occasion must be made in writing and is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

Section 19.4    Assignment.

(a)    Neither Party may assign its obligations under this Agreement in whole or in part without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)    Notwithstanding the foregoing, without the prior written consent of Kolmar:

(i)    Gevo may assign this Agreement to any Person acquiring all or substantially all of the assets comprising the Facility;

(ii)    Gevo may collaterally assign this Agreement to any Project Finance Lenders; or

(iii)    Gevo may assign this Agreement to a Project Company that is Affiliated with Gevo in connection with a Financing;

(c)    With respect to any assignment pursuant to Section 19.4(b)(i) or Section 19.4(b)(iii), the assigning Party shall be released from all obligations and liabilities under this Agreement other than those set forth in Sections 2.2(e) and 19.9. In addition, Gevo may, without the prior written consent of Kolmar, subcontract the performance of its obligations under the Agreement in whole or in part to a third party, provided that Gevo acknowledges and agrees that it shall be responsible to Kolmar for the acts and omissions of its subcontractors to the same extent as Gevo is responsible to Kolmar for the acts or omissions of its own employees.

Section 19.5    Notices.

(a)    All notices and communications required to be given pursuant to this Agreement shall be:

(i)    in writing;

(ii)    delivered by hand (against receipt), recorded courier or express service, or sent by electronic mail; provided that any communications delivered by electronic mail shall be in a portable document format (PDF); and

(iii)    delivered, sent or transmitted to the address for the recipient’s communications as stated below; provided that:

(1)    if the recipient gives the other Party notice of another address, communications shall thereafter be delivered accordingly; and

(2)    if the recipient has not stated otherwise when requesting an approval or consent, it may be sent to the address from which the request was issued.

(b)    Any such notice and communication shall be deemed to have been received by a Party as follows:

(i)    if delivered by hand or delivered by courier or express service, at the time of delivery; or

(ii)    if sent by electronic mail properly addressed and dispatched, upon transmission, if during the recipient’s regular business hours, and otherwise, on the next Business Day, provided that in either case such notice shall not be effective unless a copy of such notice shall be sent concurrently by registered or certified mail, return receipt requested, postage prepaid.

(c)    Subject to Section 19.5(a), the addresses for notices shall be as follows:

In the case of Gevo, to:

Gevo Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: Pat Gruber
Email: pgruber@gevo.com

With a copy to:

Gevo Inc.
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
Attention: Geoff Williams
Email: gwilliams@gevo.com

In the case of Kolmar, to:

Kolmar Americas, Inc.
3 Corporate Drive, Ste. 500
Shelton, CT 06484 USA
Attention: Kevin M. Luddy, EVP & CFO
Email: k.luddy@kolmar-americas.com

With a copy to:

Kolmar Americas, Inc.
3 Corporate Drive, Ste. 500
Shelton, CT 06484 USA
Attention: Legal
Email: legal@kolmar-americas.com

Section 19.6    Conflicts of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Party, nor any director, employee or agent of a Party, shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Party, nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any affiliate), unless such Person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

Section 19.7    Entire Agreement/Modification. This Agreement shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned and supersede any previous or contemporaneous agreements or understandings between the Parties. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Agreement shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties. No waiver of any provision or of any right, power or remedy hereunder shall be effective except by written instrument executed by the duly authorized representative of the Party waiving such provision, right, power or remedy.

Section 19.8    Status of the Parties. Nothing in this Agreement shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other. In performing services pursuant to this Agreement, Gevo is acting solely as an independent contractor maintaining complete control over its employees and operations. Unless otherwise provided in this Agreement, neither Kolmar nor Gevo is authorized to take any action in any way whatsoever for or on behalf of the other.

Section 19.9    Confidentiality.

(a)    A Party receiving Confidential Information shall: (i) treat such Confidential Information as confidential and use reasonable care not to divulge such information to another Person (except for Lenders, counsel and other consultants acting at the request of the receiving Party in connection with the Facility or this Agreement, and provided that such Persons (including Affiliates) are under an obligation of confidentiality or have executed a written agreement agreeing to be bound by the provisions of this Section 19.9 or agreeing to be bound by similar confidentiality obligations which are not materially less restrictive in nature, such care to be commensurate, at a minimum, with the care exercised by each of Gevo and Kolmar for protection of its confidential information of a similar nature to the Confidential Information; (ii) restrict access to Confidential Information to personnel who reasonably require such information in connection with this Agreement; and (iii) restrict the use of such Confidential Information to matters related to the performance of this Agreement.

(b)    Nothing in this Agreement is intended to or shall be construed as granting to any Party any license or right under any patent, copyright, or other Intellectual Property right of the other Party, nor shall this Agreement impair the right of any Party to contest the scope, validity, or alleged infringement of any patent or copyright. This Agreement shall not grant any Party any rights in or to the Confidential Information of the other Party, except as expressly set forth in this Agreement.

(c)    Each Party agrees that the other Party shall be entitled to injunctive relief in the event of any breach or anticipated breach of this Section 19.9.

(d)    To the extent permitted by Applicable Law, the contents of this Agreement shall be considered confidential, and neither Party shall disclose the provisions of this Agreement or the Agreement in its entirety to another Person without the other Party’s prior written consent. The Parties acknowledge that this Agreement may be disclosed publicly pursuant to the rules and regulations of the U.S. Securities and Exchange Commission and may be made available for public comment; however, if disclosure is required, the Party that is required to disclose will use commercially reasonable efforts (at its sole cost and expense) to secure redaction of commercial terms to the extent permitted by Applicable Law.

(e)    The provisions of this Section 19.9 shall survive any expiration or termination of this Agreement for a period of two (2) years.

Section 19.10    Publicity and Announcements. The Parties agree to (i) consult with each other before issuing any press release or public statement announcing the execution and delivery of this Agreement, (ii) provide to each other for review a copy of any such press release or public statement and (iii) not issue any such press release or public statement prior to providing each other with a reasonable period of time to review and comment on such press release or public statement.

Section 19.11    Support of Financing Efforts. Kolmar acknowledges that Gevo may elect to finance all or part of its costs of the transactions contemplated by this Agreement, including the costs of the construction of the Facility. Kolmar agrees to provide such assistance (at Gevo’s sole cost and expense) as Gevo may reasonably request in connection with such financing. In furtherance of the foregoing, Kolmar agrees to negotiate in good faith and in a commercially reasonable manner a customary collateral assignment for security purposes of this Agreement for the benefit of such Person(s) providing such financing, as may be reasonably necessary and appropriate for such financing, provided that none of the terms of such consent shall: (i) relieve Gevo of any of its obligations under this Agreement; (ii) decrease the economic benefits, or increase the costs, of the transactions contemplated by this Agreement to Kolmar; or (iii) create increased economic or legal risk to Kolmar in connection with the transactions contemplated by this Agreement.

Section 19.12    Further Assurances. Each Party shall provide such information, execute and deliver any instruments and documents and take such other actions as may be reasonably necessary or reasonably requested by the other Party that are not inconsistent with the provisions of this Agreement and that do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

Section 19.13    Survival. The provisions of Article 15, Article 16, Article 17, Article 18 and Article 19 shall survive termination or expiration of this Agreement, including termination pursuant to Section 2.3(c).

Section 19.14    Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall constitute a duplicate original and all counterparts together shall constitute one and the same instrument. The Parties acknowledge and agree that any document or signature delivered by facsimile, PDF or other electronic transmission shall be deemed to be an original executed document for the purposes hereof and such execution and delivery shall be considered valid, binding and effective for all purposes.

(The Remainder of this Page Left Blank Intentionally)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

GEVO, INC.,

as “Gevo”

/s/ Patrick R. Gruber

Name: Patrick R. Gruber
Title: Chief Executive Officer

KOLMAR AMERICAS, INC.

as “Kolmar”

/s/ Raf Aviner

Name: Raf Aviner
Title: President

Signature Page – Fuel Supply Agreement

ATTACHMENT A

RENEWABLE ISOOCTANE SPECIFICATIONS

[*****]

2

ATTACHMENT B

SAF QUALITY CONTROL & FUELING SAFETY STANDARDS

[*****]

3

ATTACHMENT C

RENEWABLE GASOLINE SPECIFICATIONS

[*****]

ATTACHMENT D

ALTERNATIVE RECEIPT POINTS

Alternative Receipt Points to come pursuant to Section 6.1.